Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

THIMBLE POINT ACQUISITION CORP.,

OZ MERGER SUB, INC.,

AND

PEAR THERAPEUTICS, INC.

DATED AS OF JUNE 21, 2021

i

iii

EXHIBITS AND SCHEDULES

Exhibit A	Form of Subscription Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Transaction Support Agreement
Exhibit D	Form of Stockholder Lock-Up Agreement
Exhibit E	Form of THMA Certificate of Incorporation
Exhibit F	Form of THMA Bylaws
Exhibit G	Form of THMA Incentive Equity Plan
Exhibit H	Form of THMA ESPP

iii

Exhibit I	Form of Surviving Corporation Certificate of Incorporation
Exhibit J	Form of Surviving Corporation Bylaws
Schedule I	Registration Rights Agreement Signatories
Schedule II	Supporting Company Stockholders

iv

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of June 21, 2021, is made by and among Thimble Point Acquisition Corp., a Delaware corporation (“THMA”), Oz Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Pear Therapeutics, Inc., a Delaware corporation (the “Company”). THMA, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) THMA is a blank check company incorporated in Delaware on December 1, 2020 and incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, and (b) Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of THMA that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of THMA, THMA is required to provide an opportunity for holders of THMA Class A Shares sold in THMA’s initial public offering of securities to have their outstanding THMA Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with the consummation of THMA’s initial business combination;

WHEREAS, as of the date of this Agreement, LJ10 LLC, a Delaware limited liability company (the “Sponsor”), and the Other Class B Stockholders collectively own 6,900,000 THMA Class B Shares;

WHEREAS, the Company has requested that promptly after the execution and delivery of this Agreement, and in any event within twenty-four (24) hours, the Sponsor, the Other Class B Stockholders, THMA and the Company will enter into a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, (a) the Sponsor and each Other Class B Stockholder have agreed to vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger) and (b) Sponsor waives any adjustment to the conversion ratio set forth in the Governing Documents of THMA or any other anti-dilution or similar protection with respect to the conversion of THMA Class B Shares into THMA Class A Shares (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise), in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement;

WHEREAS, on the Closing Date, Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger and, after giving effect to the Merger, the Company will be a wholly-owned Subsidiary of THMA;

WHEREAS, concurrently with the execution of this Agreement, certain investors (the “PIPE Investors”), are entering into subscription agreements substantially in the form attached hereto as Exhibit A (each, a “Subscription Agreement”), with THMA, pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase on the Closing Date substantially concurrent with the Closing, and THMA has agreed to issue and sell to the PIPE

Investors on the Closing Date substantially concurrent with the Closing, the number of THMA Class A Shares provided for in the Subscription Agreements in exchange for an aggregate amount of $102,800,000 (such amount, the “PIPE Investment Amount” and such equity financing under the Subscription Agreements hereinafter referred to as, the “PIPE Financing”);

WHEREAS, concurrently with the execution of this Agreement, THMA and KLP SPAC 1 LLC (“KLP”) are entering into an agreement to amend to that certain Forward Purchase Agreement (the “Forward Purchase Agreement Amendment”), dated February 1, 2021, between THMA and KLP (the “Forward Purchase Agreement”), to (i) eliminate the sale of warrants to purchase THMA Class A Shares as part of such Forward Purchase Agreement and (ii) modify the number of THMA Class A Shares to be sold to KLP at a price of $10.00 per share, in each case, effective as of immediately prior to the Closing;

WHEREAS, at the Closing, THMA, the Sponsor, the Other Class B Stockholders and the Company Stockholders set forth on Schedule I will enter into an amended and restated registration rights agreement, substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which, among other things, the Sponsor, the Other Class B Stockholders and the Company Stockholders set forth on Schedule I (i) will agree not to effect any sale or distribution of any Equity Securities of THMA held by any of them during the lock-up period described therein other than pursuant to certain exceptions described therein and (ii) will be granted certain registration rights with respect to their respective THMA Class A Shares;

WHEREAS, the board of directors of THMA (the “THMA Board”) has (a) approved and declared advisable this Agreement, the Ancillary Documents to which THMA is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (b) determined that this Agreement and the transactions contemplated hereby (including the Merger) are in the best interests of THMA and holders of THMA Shares and (c) recommended, among other things, the approval and adoption of this Agreement, the Ancillary Documents to which THMA is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of THMA Shares entitled to vote thereon;

WHEREAS, the board of directors of Merger Sub has (a) approved and declared advisable this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (b) determined that this Agreement and the transactions contemplated hereby (including the Merger) are in the best interests of Merger Sub and its sole stockholder and (c) recommended, among other things, the approval and adoption of this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the sole stockholder of Merger Sub;

WHEREAS, THMA, as the sole stockholder of Merger Sub, will as promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the board of directors of the Company has (a) approved and declared advisable this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (b) determined that this Agreement and the transactions contemplated hereby (including the Merger) are in the best interests of the Company and holders of Company Shares and (c) resolved to recommend, among other things, approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of Company Shares entitled to vote thereon;

WHEREAS, THMA has requested that promptly after the execution and delivery of this Agreement and in any event within twenty-four (24) hours, as a condition and material inducement to THMA’s and Merger Sub’s willingness to enter into this Agreement, that each Company Stockholder listed on Schedule II attached hereto (collectively, the “Supporting Company Stockholders”) deliver duly executed transaction support agreements, substantially in the form attached hereto as Exhibit C (collectively, the “Transaction Support Agreements”) and to the extent such Supporting Company Stockholder is not listed on Schedule I, lock-up agreements, substantially in the form attached hereto as Exhibit D (each, a “Lock-Up Agreement”), pursuant to which, among other things, each such Supporting Company Stockholder would agree to, among other things, (a) support and vote the shares of the Company Shares beneficially owned by such Supporting Company Stockholder in favor of the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (b) not transfer its Company Shares from the date of this Agreement until the Company Stockholder Written Consent has been obtained, (c) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing and (d) the termination of certain existing agreements, effective as of the Closing; and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder and (b) the Merger, or, if applicable, the Alternative Transaction Structure, be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code (clauses (a)-(b), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“2013 Stock Incentive Plan” means the Company’s 2013 Stock Incentive Plan.

“Acceleration Event” has the meaning set forth in Section 3.2.

“Additional THMA SEC Reports” has the meaning set forth in Section 5.7(a).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding the foregoing or anything to the contrary herein, solely for the purpose of Section 6.6, the Affiliates of the Sponsor shall be deemed to include LaunchCapital LLC, PV Family Office LLC and their controlled Affiliates (it being understood that any portfolio companies of LaunchCapital LLC and PV Family Office LLC shall be deemed to be Affiliates of the Sponsor).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement and as further defined in Section 9.7.

“Alternative Transaction Structure” has the meaning set forth in Section 6.5(a)(i).

“Ancillary Documents” means the Registration Rights Agreement, Sponsor Support Agreement, the Subscription Agreements, the Transaction Support Agreements, the Lock-up Agreements, the Letters of Transmittal and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA) of 1977, (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery, anti-corruption or anti-money laundering Laws.

“Assumed Warrant” has the meaning set forth in Section 2.5(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.3(a).

“Business” means the business of discovering, developing, manufacturing, marketing, sale and distribution of digital therapeutics to treat serious disease.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Boston, Massachusetts are open for the general transaction of business.

“Certificate of Merger” has the meaning set forth in Section 2.1(a)(ii).

“Certificates” has the meaning set forth in Section 2.1(a)(vii).

“Change in Recommendation” has the meaning set forth in Section 6.8.

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount that may be payable to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the date of the Latest Balance Sheet and ending on the Closing Date. Notwithstanding the foregoing or anything to the contrary herein, the THMA Shares to be issued in respect of or that will become subject to, as applicable, the Rollover Options or the Assumed Warrants at the Effective Time on the terms and subject to the conditions of this Agreement shall not constitute Change of Control Payment.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of the assets, business or equity securities of another Person or (b) under which any Person(s) makes any equity or similar investment in another Person, in each case, that results, directly or indirectly, in the stockholders of a Person, as applicable, as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 6.4(b).

“Closing Press Release” has the meaning set forth in Section 6.4(b).

“Closing THMA Cash” means an amount equal to: (a) the funds contained in the Trust Account as of the Effective Time (but, for the avoidance of doubt, prior to the payment of any cash to satisfy the redemptions of any THMA Shares pursuant to the THMA Stockholder Redemption, and any cash required to be paid in lieu of fractional shares pursuant to Section 2.8); plus (b) all other cash and cash equivalents of THMA (excluding, for the avoidance of doubt, any amount otherwise included in the Closing THMA Cash pursuant to clauses (a), (c) or (d) of this definition); plus (c) the aggregate amount of cash delivered to THMA at or prior to the Closing in connection with the consummation of the PIPE Financing; plus (d) the aggregate amount of cash delivered to THMA at or prior to the Closing pursuant to the Forward Purchase Agreement; minus (e) the aggregate amount of cash required to be paid to satisfy the redemptions of any THMA Shares pursuant to the THMA Stockholder Redemption; minus (f) Unpaid THMA Expenses.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company or any of its controlled Affiliates or (ii) acquires or otherwise purchases 25% or more of the assets or businesses of the Company or any of its controlled Affiliates measured by consolidated net revenues, net income or total assets (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any transaction or series of transactions involving any equity or similar investment in the Company or any of its controlled Affiliates (other than the issuance of the applicable class of shares of capital stock of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents, the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Common Shares” means the Company’s Common Stock, par value $0.0001 per share.

“Company D&O Persons” has the meaning set forth in Section 6.15(a).

“Company Directors” has the meaning set forth in Section 6.16(b).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to THMA by the Company on the date of this Agreement.

“Company Equity Plan” means the Company’s 2013 Stock Incentive Plan.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not billed, due or accrued for, any Group Company in connection with or as a result of the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees, costs, commissions and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any THMA Expenses or the HSR Act filing fee.

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1(a) and Section 4.1(b) (Organization and Qualification), Section 4.2(a), Section 4.2(c) and Section 4.2(f) (Capitalization of the Group Companies), Section 4.3 (Authority, Approval and Fairness), Section 4.8(a) (Absence of Changes) and the first sentence of Section 4.17 (Brokers).

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed, leased, used or held for use by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by or licensed to any Person (other than a Group Company) that is licensed or sublicensed to any Group Company.

“Company Licensed Patent” has the meaning set forth in Section 4.13(a).

“Company Licensed Registered Intellectual Property” means all Registered Intellectual Property licensed or purported to be licensed by any Group Company from a third party.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to (a) have a material adverse effect on the business, operations, results of operations or financial condition of the Group Companies, taken as a whole, or (b) prevent, materially delay or materially impede the ability of the Company to consummate the Merger; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement resulting from or related to (i) general business or economic conditions in or affecting the United States, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.2(a) to the extent it relates to such representations and warranties), (vii) the involuntary termination of any current employee or Contingent Worker of any Group Company or group of current employees or Contingent Worker of any Group Company, regardless of whether any such termination is for “cause” as may be used or defined in any applicable employment agreement, or if no such agreement exists, by applicable Law (except in cases where the Chief Executive Officer and the Chief Financial Officer of the Company are both involuntarily terminated), (viii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters, calamities or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (ix) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Option” means, as of any determination time, each option to purchase Company Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.

“Company Outstanding Shares” means the total number of Company Common Shares outstanding immediately prior to the Effective Time, expressed on an as-exercised and as-converted to Company Common Share basis (including any Company Common Shares underlying Vested In-the-Money Options (on a net exercise basis) or Company Preferred Shares).

“Company-Owned Intellectual Property” means all Intellectual Property Rights that are owned by the Group Companies.

“Company Preferred Shares” means, collectively, the Company Series A Preferred Shares, Company Series B Preferred Shares, Company Series C Preferred Shares, Company Series D-1 Preferred Shares and Company Series D-2 Preferred Shares.

“Company Product” means each product candidate or product that is being researched, tested, developed, manufactured, marketed, sold or distributed by or on behalf of the Group Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by any Group Company, or filed by or on behalf, and in the name of, any Group Company.

“Company Related Party” has the meaning set forth in Section 4.19.

“Company Related Party Transactions” has the meaning set forth in Section 4.19.

“Company Series A Preferred Shares” means the Company’s Series A Preferred Stock, par value $0.0001 per share.

“Company Series B Preferred Shares” means the Company’s Series B Preferred Stock, par value $0.0001 per share.

“Company Series C Preferred Shares” means the Company’s Series C Preferred Stock, par value $0.0001 per share.

“Company Series D-1 Preferred Shares” means the Company’s Series D-1 Preferred Stock, par value $0.0001 per share.

“Company Series D-2 Preferred Shares” means the Company’s Series D-2 Preferred Stock, par value $0.0001 per share.

“Company Shares” means, collectively, the Company Common Shares and the Company Preferred Shares.

“Company Stockholder Written Consent” has the meaning set forth in Section 6.13(b).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 6.13(b).

“Company Stockholders” means, collectively, the holders of Company Shares (whether as Company Common Shares or Company Preferred Shares) as of any determination time prior to the Effective Time.

“Company Warrants” means any warrant to purchase Company Shares.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of March 1, 2021, by and between the Company and THMA.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent, permit or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Consideration Schedule” has the meaning set forth in Section 2.3.

“Continental” means Continental Stock Transfer & Trust Company.

“Contingent Worker” means any independent contractor, consultant, contractor, sub-contractor, temporary employee, leased employee or other agent used by any Group Company and classified by such Group Company as other than an employee, or compensated other than through wages paid by such Group Company through the Group Company’s payroll function.

“Contract” or “Contracts” means any written agreement, contract, license, sublicense, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of their properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants thereof or related or associated epidemics, pandemic or disease outbreaks.

“Creator” has the meaning set forth in Section 4.13(b).

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Directors” has the meaning set forth in Section 6.16(b).

“Directors Proposal” has the meaning set forth in Section 6.8.

“Earn Out Eligible Company Equityholder” means a holder of one or more Company Common Shares or Company Preferred Shares, in each case, immediately prior to the Effective Time.

“Earn Out Notice” has the meaning specified in Section 3.1(a).

“Earn Out Period” means the period beginning on the date that is 90 days after the Closing Date and ending on the date that is the fifth anniversary of the Closing Date.

“Earn Out Pro Rata Share” means the pro rata portion of the Transaction Share Consideration allocated to each Company Stockholder as set forth in the Consideration Schedule pursuant to Section 2.3.

“Earn Out Shares” has the meaning specified in Section 3.1(a).

“Effective Time” has the meaning set forth in Section 2.1(a)(ii).

“Eligible Company Equityholder” means a holder of one or more Company Common Shares, Company Preferred Shares or Vested In-the-Money Options, in each case, immediately prior to the Effective Time.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each stock option plan, stock purchase plan, bonus or incentive plan, severance pay plan, program or arrangement, deferred compensation arrangement or agreement, employment agreement, compensation plan, program, agreement, or arrangement, change in control plan, program or arrangement, supplemental income arrangement, or vacation plan, in each case that any Group Company maintains, sponsors or contributes to or has any obligation to contribute to, or with respect to which any Group Company has or may reasonably be expected to have any present or future Liability (including as an ERISA Affiliate).

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment or workplace health or safety.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $1,200,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes any Group Company.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.6(a).

“Exchange Fund” has the meaning set forth in Section 2.6(c).

“Excluded Shares” has the meaning set forth in Section 2.9.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 4.4(a).

“Foreign Benefit Plan” means each Employee Benefit Plan for the benefit of employees employed outside of the United States of America (other than any plans, funds or similar programs that are maintained by a Governmental Entity) and which plan is not subject to ERISA or the Code.

“Forward Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Forward Purchase Agreement Amendment” means the amendment of the Forward Purchase Agreement, dated as of February 1, 2021.

“Fraud” means actual, knowing (with scienter) and intentional common law fraud in the making of any representation or warranty set forth in this Agreement, as construed under the laws of the State of Delaware. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Governmental Entity” means any United States or non-United States (a) federal, state, provincial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) regulatory authority, agency, commission, department, instrumentality or other body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private), in each case, of competent jurisdiction.

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

“Healthcare Laws” means all Laws relating to the Business of the Group Companies, including, as amended from time to time, any such Law pertaining to the research (including preclinical, nonclinical, and clinical research or studies), evaluation, investigation, design, development, testing, analysis, production, manufacture, use, handling, transfer, storing, distribution, clearance, approval, authorization, packaging, labeling, marketing, advertising, promotion, import, export, pricing, third-party reimbursement or sale of the Company Products, including as applicable (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and the United States Public Health Service Act (42 U.S.C. § 201 et seq.); (ii) all Laws relating to any federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), Sections 1320a-7, 1320a-7a, and 1320a-7b of Title 42 of the United States Code and any comparable self-referral or fraud and abuse laws promulgated by any Governmental Entity, the 21st Century Cures Act (Pub. L. 114-255), Section 543 of the Federal Public Health Services Act, and any state or federal Law the purpose of which is to protect the privacy of individually-identifiable patient information, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act; Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010; TRICARE (10 U.S.C. § 1071 et seq.); (iii) the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h) and similar state or foreign Laws related the reporting of manufacturer payments or transfers of value to health care professionals; (iv) the Federal Trade Commission Act; and (v) state Laws governing licensure of manufacturers and distributors of the Company Products, in each case including the associated rules and regulations promulgated thereunder and all of their foreign equivalents.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“In-the-Money Option” means a Company Option that has a per share exercise price less than the result of (a) Per Share Upfront Consideration multiplied by (b) $10.00.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, and fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Information Statement” has the meaning set forth in Section 6.13(b).

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs, industrial design registration and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, whether or not registered, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; (f) Registered Domain Names; and (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning set forth in Section 9.18.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“KLP” has the meaning set forth in the recitals to this Agreement.

“Latest Balance Sheet” has the meaning set forth in Section 4.4(a).

“Law” means any federal, state, local, foreign, national, international or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation, standard, determination, order, writ, injunction, decree, arbitration award, authorization, license, permit or other binding directive or guidance of a Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 4.18(b).

“Letter of Transmittal” means the letter of transmittal, in a customary form, and with such modifications, amendments or supplements as may be requested by the Exchange Agent and mutually agreed to by each of THMA and the Company (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or other similar interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Lock-Up Agreement” has the meaning set forth in Recitals.

“Malicious Code” means disabling codes or instructions, spyware, Trojan horses, worms, viruses or other Software routines that facilitate or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, information technology systems, data or other materials.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 4.7(a).

“Material Permits” has the meaning set forth in Section 4.6.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section (3)37 of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“Newco” has the meaning set forth in Section 6.5(a)(i).

“Non-Party Affiliate” has the meaning set forth in Section 9.13.

“Off-the-Shelf Software License” means any non-exclusive license that is made generally and widely available to the public on a commercial basis for off-the-shelf Software and granted to any of the Group Companies under standard terms and conditions, in each case, in exchange for fees not exceeding $250,000 in the aggregate or $100,000 annually.

“Officers” has the meaning set forth in Section 6.16(a).

“Order” means any writ, order, judgment, injunction, binding decision or determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Class B Stockholders” means, collectively, Michael J. Christenson, Meghan M. FitzGerald, Henry S. Miller, Anil Aggarwal, Brian Barth, Michael K. Simon, Michael Tessler and Jarrod Yuster.

“Outstanding Capital Stock” has the meaning set forth in Section 6.18(a).

“Pandemic Measures” means any “shelter-in-place,” “stay at home,” workforce reduction, furlough, employee time off, employee leave, social distancing, shut down, closure, sequester, business or workplace reopening, or other conditions, restrictions or requirements pursuant to any Law, order, or directive of or by any Governmental Entity, the Centers for Disease Control and Prevention, the Occupational Safety and Health Administration or the Equal Employment Opportunity Commission, in connection with or in respect to COVID-19.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financials Deadline” has the meaning set forth in Section 6.17(a).

“PCAOB Year-End Financial Statements” has the meaning set forth in Section 6.17(a).

“Per Share Consideration” has the meaning set forth in Section 2.1(a)(vii).

“Per Share Upfront Consideration” has the meaning set forth in Section 2.1(a)(vii).

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits, consents, exemptions, orders or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in Intellectual Property Rights in the ordinary course of business consistent with past practice and (g) other Liens that do not materially and adversely affect the value, use, enforceability or operation of the asset subject thereto or, in the aggregate, materially impair the conduct of the business of the Group Companies as presently conducted.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information that, alone or in combination, identifies or could reasonably be used to identify an individual, browser or device, or which is otherwise governed, regulated or protected by any applicable Laws relating to privacy or information security.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Investment Amount” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“Pre-Closing THMA Holders” means the holders of THMA Shares at any time prior to the Effective Time.

“Privacy and Data Security Policies” has the meaning set forth in Section 4.20(a).

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data that apply at Closing, or have applied at any time within the last three (3) years, to any of the Group Companies or their Processing of Personal Data.

“Privacy Requirements” has the meaning set forth in Section 4.20(a).

“Proceeding” means any lawsuit, litigation, action, audit, investigation, examination, claim, complaint, charge, proceeding, suit, arbitration, or mediation (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer (including cross-border transfer), import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 9.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (including any license identified as an open source license by the Open Source Initiative (www.opensource.org), e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Domain Names” means internet domain names, including domain names registered with a recognized domain name registry (whether or not Marks).

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights, in each case, whether registered, issued or applied for in the United States or any other jurisdiction of the world, together with any Registered Domain Names.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of THMA, as amended or supplemented from time to time.

“Regulatory Permits” means all Permits granted by FDA or any comparable Governmental Entity to any Group Company necessary to research, investigate, develop, design, manufacture, package, label, market, advertise, promote, import, export, test, sample, use, commercialize, sell, offer for sale, or distribute Company Products in the applicable jurisdiction, including marketing applications and regulatory filings submitted to the FDA (including investigation device exemptions, 510(k) submissions, premarket approval applications, and de novo classification requests) and other comparable foreign authorities, manufacturing approvals and authorizations, EC certificates, EC declarations of conformity, clinical trial authorizations and ethical reviews or their national or foreign equivalents, and all applicable product or establishment Permits of any jurisdiction (including manufacturer, distributor or wholesaler licenses or permits, establishment registrations and product listings).

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required THMA Stockholder Approval” means the approval of each of the Required Transaction Proposals by the affirmative vote of the holders of the requisite number of THMA Shares entitled to vote thereon, whether in person or by proxy at the THMA Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of THMA and applicable Law.

“Required Transaction Proposals” has the meaning set forth in Section 6.8.

“Rollover Option” has the meaning set forth in Section 2.4(a).

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the THMA Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Signing Filing” has the meaning set forth in Section 6.4(b).

“Signing Press Release” has the meaning set forth in Section 6.4(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Stockholders” has the meaning set forth in the recitals to this Agreement.

“Surviving Company” has the meaning set forth in Section 2.1(a)(i).

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits or other taxes of any kind whatever, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, bills, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed with any Governmental Entity with respect to Taxes.

“TCPA” means the Telephone Consumer Protection Act.

“Termination Date” has the meaning set forth in Section 8.1(d).

“THMA” has the meaning set forth in the introductory paragraph to this Agreement.

“THMA Acquisition Proposal” means (a) any transaction or series of related transactions under which THMA or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in THMA or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a THMA Acquisition Proposal.

“THMA Board” has the meaning set forth in the recitals to this Agreement.

“THMA Board Recommendation” has the meaning set forth in Section 6.8.

“THMA Bylaws” has the meaning set forth in Section 2.1(a)(ix).

“THMA Certificate of Incorporation” has the meaning set forth in Section 2.1(a)(ix).

“THMA Class A Shares” means THMA’s Class A common stock, par value $0.0001 per share.

“THMA Class B Shares” means THMA’s Class B common stock, par value $0.0001 per share.

“THMA Director” has the meaning set forth in Section 6.16(b).

“THMA D&O Persons” has the meaning set forth in Section 6.14(a).

“THMA Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by THMA on the date of this Agreement.

“THMA ESPP” has the meaning set forth in Section 6.18.

“THMA Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not billed, due or accrued for, a THMA Party in connection with or as a result of the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) deferred underwriting commissions disclosed in any THMA SEC Reports, (b) the fees, costs, commissions and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, the Trustee and transfer or exchange agent, as applicable, or other agents or service providers of any THMA Party, (c) costs and expenses related to (x) directors’ and officers’ liability insurance with respect to the THMA D&O Persons or (y) the preparation, filing and distribution of the Registration Statement / Proxy Statement and other THMA SEC Reports, (d) amounts outstanding under any Working Capital Loans or pursuant to that Administrative Services Agreement, dated February 1, 2021, between THMA and the Sponsor and (e) any other fees, expenses, commissions or other amounts that are expressly allocated to any THMA Party pursuant to this Agreement or any Ancillary Document, including the HSR Act filing fee. Notwithstanding the foregoing or anything to the contrary herein, THMA Expenses shall not include any Company Expenses.

“THMA Financial Statements” means all of the financial statements of THMA included in the THMA SEC Reports.

“THMA Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority), the first sentence of Section 5.4 (Brokers) and Section 5.6 (Capitalization of the THMA Parties).

“THMA Incentive Equity Plan” has the meaning set forth in Section 6.18.

“THMA Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to (a) have a material adverse effect on the business, operations, results of operations or financial condition of the THMA Parties, taken as a whole, or (b) prevent, materially delay or materially impede the ability of any THMA Party to consummate the Merger; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a THMA Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement resulting from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws (including the Warrant Pronouncement), (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any THMA Party operate, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any THMA Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.3(a) to the extent it relates to such representations and warranties), (vii) any failure by any THMA Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii) through (xi)), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters, calamities or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing, (ix) any change, in and of itself, in the market price or trading volume of THMA’s securities (although the underlying facts and circumstances resulting in such change may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii) or (viii)), or (x) the consummation of the THMA Stockholder Redemption; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a THMA Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the THMA Parties, taken as a whole, relative to other special purpose acquisition companies operating in the industries in which the THMA Parties operate.

“THMA Non-Party Affiliates” means, collectively, each THMA Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any THMA Related Party (other than, for the avoidance of doubt, any THMA Party).

“THMA Parties” means, collectively, THMA and Merger Sub.

“THMA Related Party” has the meaning set forth in Section 5.9.

“THMA Related Party Transactions” has the meaning set forth in Section 5.9.

“THMA SEC Reports” has the meaning set forth in Section 5.7(a).

“THMA Shares” means, collectively, the THMA Class A Shares and the THMA Class B Shares.

“THMA Stockholder Approval” means the approval of each of the Transaction Proposals by the affirmative vote of the holders of the requisite number of THMA Shares entitled to vote thereon, whether in person or by proxy at the THMA Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of THMA and applicable Law.

“THMA Stockholder Redemption” means the right of the holders of THMA Class A Shares to redeem all or a portion of their THMA Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in the Governing Documents of THMA.

“THMA Stockholders Meeting” has the meaning set forth in Section 6.8.

“THMA VWAP” means, with respect to a Trading Day, the volume weighted average price for such Trading Day of one THMA Class A Share on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.

“Trading Day” means any day on which THMA Class A Shares are actually traded on the Trading Market.

“Trading Market” means Nasdaq or such other stock market on which the THMA Class A Shares are trading at the time of the determination.

“Transaction Litigation” has the meaning set forth in Section 6.2(e).

“Transaction Proposals” has the meaning set forth in Section 6.8.

“Transaction Share Consideration” means an aggregate number of THMA Class A Shares equal to the result of (a) the Equity Value divided by (b) $10.00.

“Transaction Support Agreement Deadline” has the meaning set forth in Section 6.13(a).

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Triggering Event” means each of Triggering Event I, Triggering Event II, Triggering Event III and an Acceleration Event.

“Triggering Event I” means the first date on which the THMA VWAP over any twenty (20) Trading Days within the preceding thirty (30) consecutive Trading Day period during the Earn Out Period is greater than or equal to $12.50 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the THMA Class A Shares occurring on or after the Closing).

“Triggering Event II” means the first date on which the THMA VWAP over any twenty (20) Trading Days within the preceding thirty (30) consecutive Trading Day period during the Earn Out Period is greater than or equal to $15.00 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the THMA Class A Shares occurring on or after the Closing).

“Triggering Event III” means the first date on which the THMA VWAP over any twenty (20) Trading Days within the preceding thirty (30) consecutive Trading Day period during the Earn Out Period is greater than or equal to $17.50 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the THMA Class A Shares occurring on or after the Closing).

“Trust Account” has the meaning set forth in Section 9.18.

“Trust Account Released Claims” has the meaning set forth in Section 9.18.

“Trust Agreement” has the meaning set forth in Section 5.8.

“Trustee” has the meaning set forth in Section 5.8.

“Union” has the meaning set forth in Section 4.14(g).

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid THMA Expenses” means the THMA Expenses that are unpaid as of immediately prior to the Closing.

“Unvested Company Option” means each Company Option outstanding immediately prior to the Effective Time that is not a Vested Company Option.

“Unvested In-the-Money Option” means each In-the-Money Option that is not a Vested In-the-Money Option.

“Vested Company Option” means each Company Option that is vested, unexercised and outstanding as of immediately prior to the Effective Time (but after giving effect to any acceleration of vesting of such Company Option triggered by the transactions contemplated hereby). For purposes of clarification, for any outstanding grants of a Company Option that is partially vested, only the vested portion of such grants shall be considered a Vested Company Option, and the unvested portions of such grants shall be considered an Unvested Company Option.

“Vested In-the-Money Option” means each In-the-Money Option that is a Vested Company Option.

“Warrant Pronouncement” means that certain Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies, issued by the SEC on April 12, 2021, and related guidance by the SEC.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, provincial, state or local Laws related to plant closings, relocations, mass layoffs and employment losses.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

“Working Capital Loans” means any loan made to THMA by any of the Sponsor, an Affiliate of the Sponsor or any of THMA’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Year End Financial Statements” has the meaning set forth in Section 4.4(a).

ARTICLE 2

MERGER

Section 2.1 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a) The Merger.

(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, Merger Sub and the Company shall consummate the Merger at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Company”).

(ii) At the Closing, the parties hereto shall cause a certificate of merger, in a form reasonably satisfactory to the Company and THMA (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by THMA and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii) The Merger shall have the effects set forth in the DGCL, including Section 259 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.

(iv) At the Effective Time, by virtue of the Merger, subject to Section 6.15 and Section 6.16, the Governing Documents of the Surviving Company shall be amended and restated such that (x) the certificate of incorporation of the Surviving Company shall be substantially in the form attached hereto as Exhibit I, and (y) the bylaws of the Surviving Company shall be substantially in the form attached hereto as Exhibit J, in each case, until thereafter amended as provided therein or by applicable Law.

(v) The Parties shall take all actions necessary to cause, at the Effective Time, the directors and officers of the Company immediately prior to the Effective Time to be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and converted into one share of common stock, par value $0.0001, of the Surviving Company.

(vii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Common Share (other than the Excluded Shares and the Company Shares cancelled pursuant to Section 2.1(a)(viii)) issued and outstanding as of immediately prior to the Effective Time shall be automatically cancelled and converted into the right to receive (x) the number of THMA Class A Shares equal to the Transaction Share Consideration divided by the Company Outstanding Shares (the “Per Share Upfront Consideration”) and (y) the contingent right to receive Earn Out Shares in accordance with Section 3.1, in each case without interest (together with the Per Share Upfront Consideration, the “Per Share Consideration”). From and after the Effective Time, each

Company Stockholder’s certificates (the “Certificates”), evidencing ownership of the Company Shares, and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.

(viii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled, and no consideration shall be paid with respect thereto.

(ix) The Parties shall take all necessary actions, effective as of the Effective Time, (i) to convert each THMA Class B Share that is issued and outstanding immediately prior to the Merger into one THMA Class A Share, (ii) to amend and restate the Governing Documents of THMA such that the (x) the certificate of incorporation of THMA shall be substantially in the form attached hereto as Exhibit E (the “THMA Certificate of Incorporation”), and (y) the bylaws of THMA shall be substantially in the form attached hereto as Exhibit F (the “THMA Bylaws”) and (iii) to change THMA’s name to “Pear Holdings Corp.”

Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 9.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the date on which the Closing occurs, the “Closing Date”) or in such place or at such other date and/or time as THMA and the Company may agree in writing.

Section 2.3 Consideration Schedule. No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to THMA a consideration schedule (the “Consideration Schedule”) setting forth: (a) (i) the name of each Eligible Company Equityholder as of such time, (ii) the number of Company Common Shares held thereby, (iii) the number of each series of Company Preferred Shares held thereby, (iv) the number of Company Shares subject to each Company Option held thereby, as well as whether each such Company Option will be a Vested In-the-Money Option as of immediately prior to the Effective Time, (v) the number of Company Shares subject to the Assumed Warrants held thereby, and (vi) the exercise price of such Company Options or Assumed Warrants, (b) (i) the name of each holder of a Rollover Option or Assumed Warrant, (ii) the number of Rollover Options and Assumed Warrants held thereby, (iii) the number of Company Shares subject to each Rollover Options and Assumed Warrants held thereby and (iv) the exercise price of such Rollover Options and Assumed Warrants, (c) (i) the Per Share Upfront Consideration, (ii) the portion of the Transaction Share Consideration allocated to each Eligible Company Equityholder and (iii) the Earn Out Pro Rata Share for each Earn Out Eligible Company Equityholder; provided, that such calculation shall not take into account any Rollover Options or any Assumed Warrants held by such Earn Out Eligible Company Equityholder, and (d) a certification, duly executed by an authorized officer of the Company, that (i) the information delivered pursuant to clauses (a), (b) and (c) is, and will be as of immediately prior to the Effective Time, true and correct in all respects and in accordance with the last sentence of this Section 2.3 and (ii) the Company has performed, or otherwise complied with, as applicable, its covenants and agreements set forth in Section 2.4(d). The Company will review any comments to the Consideration Schedule provided by THMA or any of its Representatives and consider in good faith all reasonable comments on the final Consideration Schedule. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of THMA Class A Shares that each Eligible Company Equityholder will have a right to receive in respect of the Transaction Share Consideration pursuant to Section 2.1(a)(vii) will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of THMA Class A Shares set forth on the Consideration Schedule that are allocated in respect of Company Shares and Vested In-the-Money Options exceed the Transaction Share Consideration, and (C) in no event shall the Consideration Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company, the Company Equity Plan or any other Contract to which the Company is a party or bound (taking into account, for the avoidance of doubt, any actions taken by the Company pursuant to Section 2.4(d)).

Section 2.4 Treatment of Company Options.

(a) At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(c)), each In-the-Money Option, to the extent then outstanding, shall cease to represent the right to purchase Company Shares and shall be canceled in exchange for an option to purchase THMA Class A Shares (each, a “Rollover Option”) at the Effective Time, and from and after the Effective Time, (i) each outstanding In-the-Money Option shall entitle the holder thereof to acquire the number of THMA Class A Shares (rounded down to the nearest whole number) as set forth in the Consideration Schedule pursuant to Section 2.3; and (ii) the exercise price per share of THMA Class A Shares subject to such assumed In-the-Money Options at and after the Effective Time shall be an amount (rounded up to the nearest cent) as set forth in the Consideration Schedule pursuant to Section 2.3. Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, except for (i) terms rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to the options) and (ii) such other immaterial administrative or ministerial changes as the THMA Board (or the compensation committee of the THMA Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options. The exchange of each In-the-Money Option shall be performed in a manner that complies with the requirements of Section 409A of the Code or, to the extent such In-the-Money Option is intended to qualify as an incentive stock option, Section 424(a) of the Code.

(b) At the Effective Time, the Company Equity Plan shall terminate and all Company Options (whether vested or unvested) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under the Company Equity Plan, except as otherwise expressly provided for in this Section 2.4 or in Section 6.18.

(c) Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plan (and the underlying grant, award or similar agreements) or otherwise, including by providing any written notices required by the Company Equity Plan, to give effect to the provisions of this Section 2.4.

Section 2.5 Treatment of Company Warrants.

(a) At the Effective Time, each Company Warrant, to the extent outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be converted into a warrant to acquire a number of shares of THMA Class A Shares, in an amount and at an exercise price and subject to such terms and conditions, in each case, as set forth on the Consideration Schedule (each such resulting warrant, a “Assumed Warrant”).

(b) Each Assumed Warrant shall be subject to the same terms and conditions as were applicable to such corresponding Company Warrant immediately prior to the Effective Time (including applicable vesting conditions), except for (i) terms rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to the options) and (ii) such other immaterial administrative or ministerial changes as the THMA Board (or the compensation committee of the THMA Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options.

Section 2.6 Deliverables.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than five (5) Business Days prior to the Closing Date, THMA shall appoint Continental (or its applicable Affiliate thereof) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Certificates, if any, representing the Company Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Transaction Share Consideration issuable in respect of such Company Shares pursuant to Section 2.1(a)(vii) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then (i) THMA and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), (ii) THMA shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent and (iii) each of THMA and the Company shall mutually agree to any changes to the Letter of Transmittal in order to satisfy any requirements of such exchange agent (in either case, such agreement not to be unreasonably withheld conditioned or delayed).

(b) At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Stockholders a Letter of Transmittal.

(c) At the Effective Time, THMA shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Eligible Company Equityholders and for exchange in accordance with this Section 2.6 through the Exchange Agent (i) evidence of THMA Class A Shares in book-entry form representing such aggregate number of THMA Class A Shares equal to the Transaction Share Consideration issuable pursuant to Section 2.1(a)(vii) and (ii) an aggregate amount of cash comprising the amounts required to be delivered in respect of Company Common Shares pursuant to Section 2.8. Such deposited THMA Class A Shares representing the Transaction Share Consideration and cash deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”. The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. The cash portion of the Exchange Fund may be deposited by the Exchange Agent as reasonably directed by THMA.

(d) Each Eligible Company Equityholder whose Company Common Shares have been converted into the Per Share Upfront Consideration pursuant to Section 2.1(a)(vii) shall receive the portion of the Transaction Share Consideration to which he, she or it is entitled on the date provided in Section 2.6(e) upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) in the case of Company Shares held in book-entry form, a duly, completely and validly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e) If a duly, completely and validly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with Section 2.6(d) (i) at least one Business Day prior to the Closing Date, then THMA and the Company shall take all necessary actions to (A) deliver THMA Class A Shares representing the portion of the Transaction Share Consideration issuable to such Eligible Company Equityholder pursuant to Section 2.1(a)(vii) in book-entry form and (B) mail a check in the amount of any cash in lieu of fractional shares such Eligible Company Equityholder is entitled to receive pursuant to Section 2.8 by no later than the Closing Date, or (ii) less than one Business Day prior to the Closing Date, then THMA and the Company (or the Surviving Company) shall take all necessary actions to (A) deliver THMA Class A Shares representing the portion of the Transaction Share Consideration issuable to such Eligible Company Equityholder pursuant to Section 2.1(a)(vii) in book-entry form and (B) mail a check in the amount of any cash in lieu of fractional shares such Eligible Company Equityholder is entitled to receive pursuant to Section 2.8 within two (2) Business Days after such delivery.

(f) If any portion of the Transaction Share Consideration is to be issued to a Person other than the Eligible Company Equityholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, the issuance of the applicable portion of the Transaction Share Consideration shall not be reflected unless (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(g) No interest will be paid or accrued on the Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until the applicable portion of the Transaction Share Consideration is obtained by the applicable Company Stockholders in accordance with this Section 2.6, each Company Share (other than, for the avoidance of doubt, the Excluded Shares and the Company Shares cancelled pursuant to Section 2.1(a)(viii)) shall solely represent the right to receive the Per Share Consideration into which such Company Share is converted pursuant to Section 2.1(a)(vii).

(h) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(i) Any portion of the Exchange Fund not obtained by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to THMA or as otherwise instructed by THMA, and any Company Stockholder who has not obtained the applicable portion of the Transaction Share Consideration in accordance with this Section 2.6 prior to that time shall thereafter look only to THMA for such portion of the Transaction Share Consideration, without any interest thereon. None of THMA, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Transaction Share Consideration not obtained by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of THMA free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.7 Withholding. THMA, the Group Companies and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required or permitted to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Prior to THMA, the Group Companies or the Exchange Agent making any deduction or withholding determined to be required under applicable Tax Law, the Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.8 Cash in Lieu of Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing a fractional share of THMA Class A Shares shall be issued upon the conversion of Company Common Shares or Vested In-the- Money Options, as applicable pursuant to this Article 2, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of THMA Class A Shares. In lieu of the issuance of any such fractional share, THMA shall pay to each Eligible Company Equityholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a THMA Class A Share to which such holder otherwise would have been entitled but for this Section 2.8, multiplied by (b) $10.00. The payment of cash in lieu of fractional shares of THMA Class A Shares is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

Section 2.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in customary amount and upon such terms as may be required as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the portion of the Transaction Share Consideration and cash in lieu of fractional shares of THMA Class A Shares, in each case, payable or issuable pursuant to this Article 2, had such lost, stolen or destroyed Certificate been surrendered.

Section 2.10 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, no Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Consideration with respect to the Company Common Shares owned by such Person (“Excluded Shares”) unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Such Person shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to his, her or its Excluded Shares.

(b) The Company shall give THMA prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal. The Company shall not, except after good faith consultation with THMA, voluntarily make any payment with respect to any demands for appraisal, or enter into any settlement in connection with any such demands.

ARTICLE 3

EARN OUT

Section 3.1 Company Earn Out.

(a) Following the Closing, and as additional consideration for the Merger and the other transactions contemplated by this Agreement, within ten (10) Business Days after the occurrence of a Triggering Event, THMA shall notify in writing (an “Earn Out Notice”) each Earn Out Eligible Company Equityholder (in accordance with its respective Earn Out Pro Rata Share) that they are eligible to receive the following shares of THMA Class A

Shares, as applicable (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the THMA Class A Shares occurring on or after the Closing and prior to the date of such issuance, the “Earn Out Shares”). Unless the Earn Out Eligible Company Equityholder has provided written notification to THMA within ten (10) Business Days following the receipt of the Earn Out Notice by the Earn Out Eligible Company Equityholder that such Earn Out Eligible Company Equityholder is required to file a notification pursuant to the HSR Act with respect to such Earn Out Shares (in such event THMA shall not, and the form of the Earn Out Notice shall specifically state that in such event THMA will not, issue any Earn Out Shares until any applicable waiting period pursuant to the HSR Act has expired or been terminated), THMA shall issue or cause to be issued, upon the terms and subject to the conditions set forth in this Agreement and the other agreements contemplated hereby:

(i) Upon the occurrence of Triggering Event I, a one-time issuance of an aggregate of 4,131,875 Earn Out Shares;

(ii) Upon the occurrence of Triggering Event II, a one-time issuance of an aggregate of 4,131,875 Earn Out Shares; and

(iii) Upon the occurrence of Triggering Event III, a one-time issuance of an aggregate of 4,131,875 Earn Out Shares.

(b) For the avoidance of doubt, the Earn Out Eligible Company Equityholders shall be entitled to receive Earn Out Shares upon the occurrence of each Triggering Event; provided, however, that in no event shall the Earn Out Eligible Company Equityholders be entitled to receive Earn Out Share prior to the date that is 90 days after the Closing or after the fifth anniversary of the Closing; provided, further, that each Triggering Event shall only occur once, if at all, and in no event shall the Earn Out Eligible Company Equityholders be entitled to receive more than an aggregate of 12,395,625 Earn Out Shares; provided, further, that Triggering Event I, Triggering Event II and Triggering Event III may be achieved at the same time or over the same overlapping trading days.

(c) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of THMA Class A Shares shall be issued in respect of Earn Out Shares and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of THMA Class A Shares. In lieu of the issuance of any such fractional shares, the Exchange Agent shall round up or down to the nearest whole share of THMA Class A Shares, as applicable, with a fraction of 0.5 or more rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(d) All Earn Out Shares to be issued and delivered in connection with this Article 3 to the Earn Out Eligible Company Equityholders shall be, upon issuance and delivery of such Earn Out Shares, duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens.

Section 3.2 Acceleration Event. If, during the Earn Out Period, there is a Change of Control Transaction with respect to THMA (or a successor or parent company thereof) (an “Acceleration Event”), then immediately prior to the consummation of such Change of Control Transaction, (a) all of the Triggering Events shall have been deemed to occur, (b) THMA shall notify in writing the Earn Out Eligible Company Equityholders that it intends to issue all of the Earn Out Shares to the Earn Out Eligible Company Equityholders (in accordance with their Earn Out Pro Rata Share), (c) unless the Earn Out Eligible Company Equityholder has provided written notification to THMA within ten (10) Business Days following the receipt of such notice by the Earn Out Eligible Company Equityholder that such Earn Out Eligible Company Equityholder is required to file a notification pursuant to the HSR Act with respect to such Earn Out Shares (in such event THMA shall not, and the form of the Earn Out Notice shall specifically state that THMA shall not, issue any Earn Out Shares until any applicable waiting period pursuant to the HSR Act has expired or been terminated), THMA shall issue to the Earn Out Eligible Company Equityholders (in accordance with their Earn Out Pro Rata Share) an aggregate amount of 12,395,625 Earn Out Shares less the number of Earn Out Shares previously issued, if any, and (d) following such issuance, this Article 3 shall terminate and no further Earn Out Shares shall be issuable hereunder.

Section 3.3 Tax Treatment of Earn Out Shares. Any issuance of Earn Out Shares, including the issuance of Earn Out Shares made upon the occurrence of an Acceleration Event pursuant to Section 3.2, shall be treated as an adjustment to the Transaction Share Consideration for income Tax purposes and not treated as “other property” within the meaning of Section 356 of the Code, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING

TO THE GROUP COMPANIES

Subject to Section 9.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the THMA Parties as of the date of this Agreement (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

Section 4.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 4.1(a) of the Company Disclosure Schedules sets forth a true and complete list of each of the Group Companies and its jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of the Company have been made available to THMA, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company are in full force and effect, and the Company is not in material breach or violation of any provision set forth in its Governing Documents.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 4.2 Capitalization of the Group Companies.

(a) Section 4.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company authorized, issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, (iii) with respect to each Company Option, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, (D) any applicable vesting schedule (including acceleration provisions), (E) the number of Company Shares subject to Company Options on the date of grant, and (F) the number of Company Shares subject to Company Options as of the date of this Agreement and (iv) with respect to each Company Warrant, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, (D) any applicable vesting schedule (including acceleration provisions), (E) the number of Company Shares subject to the Company Warrant on the date of grant, and (F) the number of Company Shares subject to the Company Warrant as of the date of this Agreement. All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non-assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (2) were not issued in violation of, and are not subject to, any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in material compliance with applicable Law, including Securities Laws. Except for the Company Options set forth on Section 4.2(a) of the Company Disclosure Schedules or the Company Options either permitted by Section 6.1(b) or issued, granted or entered into in accordance with Section 6.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that require or would require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. The Company has no Company Shares reserved for issuance, except for 16,727,451 Company Common Shares reserved for issuance pursuant to Company Equity Plan and pursuant to Company Warrants. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(b) The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law). There are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c) There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(d) None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities, right to acquire any such Equity Security or securities convertible into or exchangeable for any Equity Security in each case of any Person other than a Group Company and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(e) Section 4.2(e) of the Company Disclosure Schedules sets forth a list of all material Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(f) There are no Employee Benefit Plans, Contracts or other arrangements that provide for Change of Control Payments.

(g) Each Company Option was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the applicable Company Equity Plan, and each Company Option has an exercise price per share that is equal to or greater than the fair market value of a Company Share on the date of such grant determined in a manner consistent with Section 409A of the Code. Upon the issuance of any Company Common Shares in accordance with the terms of the Company Equity Plan, such Company Common Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. Each Company Option is an In-the-Money Option.

Section 4.3 Authority; Approval and Fairness.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Stockholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) The board of directors of the Company has (i) unanimously approved and declared advisable this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (ii) determined that Agreement and the transactions contemplated hereby (including the Merger) are in the best interests of the Company and holders of Company Shares and resolved to recommend, among other things, the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of Company Shares entitled to vote thereon, and (iii) directed that this Agreement be submitted to the holders of shares of Company Shares for their adoption.

(c) The Company Stockholder Written Consent, upon delivery to the Company as provided in Section 228 of the DGCL and subject to the notice requirements thereof, shall be sufficient to adopt this Agreement and approve the Merger on behalf of the Company pursuant to the Laws of the State of Delaware.

Section 4.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to THMA a true and complete copy of the consolidated balance sheets of the Group Companies audited in accordance with AICPA standards as of December 31, 2019 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows of the Group Companies audited in accordance with AICPA standards for the period then ended, (ii) the draft unaudited consolidated balance sheets, statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies as of December 31, 2020 (together with the financial statements as of December 31, 2019, the “Year End Financial Statements”), and (iii) the draft unaudited consolidated balance sheets of the Group Companies as of March 31, 2021 (the “Latest Balance Sheet,” and collectively, the “Financial Statements”), each of which are attached as Section 4.4(a) of the Company Disclosure Schedules. Each of the Financial Statements (including the notes and schedules thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

(b) Except (i) as set forth on the face of the Year End Financial Statements for 2020, (ii) for Liabilities incurred in the ordinary course of business since the date of the Year End Financial Statements for 2020 (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) for executory obligations under contracts to which any member of the Group Companies is a party (other than Liabilities for breach thereof) and (v) for Liabilities that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP consistently applied and in accordance with past practice.

(c) The Group Companies have established and maintain systems of internal accounting controls that are sufficient to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization, and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are true and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(d) In the past three (3) years, there has not been any (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies. In the last three years, no Group Company has received any written or, to the knowledge of the Company, oral complaint, allegation, assertion or claim in respect of the matters described in the foregoing sentence. The Company has not had any material complaints made or concerns raised by any employee, contractor or Representative relating to a violation of Laws. The Company has not had any material written complaints made by any employee, contractor or Representative related to foregoing clauses (i) through (iii) of this Section 4.4(d).

Section 4.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No Consent of, with or made to any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificate of Merger or (iv) any other Consents the absence of which would not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of any Group Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract, (B) any other Contract to which any Group Company is a party or (C) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii)(B), (ii)(C) and (iv) above, as would not have, and would not reasonably be expected to have, a Company Material Adverse Effect. The performance by the Company of its obligations under Section 6.6 will not, directly or indirectly, result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any other Contract to which any Group Company is a party.

Section 4.6 Permits. Each of the Group Companies has all material Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (the “Material Permits”). Each Material Permit is in full force and effect in accordance with its terms and no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies. The Group Companies have not breached or violated and are not otherwise in default in any material respect under any Material Permit.

Section 4.7 Material Contracts.

(a) Section 4.7(a) of the Company Disclosure Schedules sets forth a true and complete list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 4.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 4.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract (or group of related Contracts with respect to a single transaction or series of related transactions) relating to Indebtedness of any Group Company or to the placing of a material Lien (other than any Permitted Lien) on any assets or properties of any Group Company;

(ii) any Contract (or group of related Contracts with respect to a single transaction or series of related transactions) under which any Group Company is lessee of or holds, in each case, any tangible or real property owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $200,000;

(iii) any Contract (or group of related Contracts with respect to a single transaction or series of related transactions) under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments and the fair market value of such tangible property do not exceed $100,000;

(iv) any Contract between any of the Group Companies and any service or marketplace provider relating to the distribution or availability of any Group Company Software or products on or through any application store or similar digital distribution market or mechanism;

(v) any joint venture, profit-sharing, partnership, collaboration, co-existence, co-promotion or commercialization Contract that governs the research, development, ownership, enforcement, use, or other exploitation of any Intellectual Property Rights or other assets material to the Business;

(vi) any Contract pursuant to which any Group Company grants or receives any material license, sublicense, covenant not to sue or similar right (whether or not exercisable) in or with respect to Intellectual Property Rights, in each case, other than (A) any Off-the-Shelf Software Licenses (excluding licenses with customers), (B) open source licenses with respect to third-party Software, (C) non-exclusive licenses granted in the ordinary course of business by any Group Company to its customers that conform in all material respects with a standard form agreement made available to THMA, and (D) non-disclosure agreements and licenses granted by Group Company employees, individual consultants or individual contractors to any Group Company that conform in all material respects with a standard form agreement made available to THMA;

(vii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of THMA or any of its Affiliates after the Closing, (B) contains any exclusivity provision that binds the Company or any other obligations or restrictions that limits the Company’s ability to conduct its business in the ordinary course, (C) contains any other provisions that restricts the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties or that would so limit or purports to limit, in any material respect, THMA or any of its Affiliates after the Closing, or (D) requires any Group Company to purchase or otherwise obtain any product or service exclusively from a single third party;

(viii) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $1,000,000 annually or (B) $2,500,000 over the life of the agreement;

(ix) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company;

(x) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person in excess of $250,000;

(xi) any Contract required to be disclosed on Section 4.19 of the Company Disclosure Schedules;

(xii) any Contract with any Person (A) pursuant to which any Group Company (or THMA or any of its Affiliates after the Closing) is required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, in each case in excess of $1,000,000, or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property Rights;

(xiii) any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, or Contingent Worker of a Group Company (A) whose annual base salary (or, in the case of a Contingent Worker, actual or anticipated annual base compensation) is in excess of $400,000 or (B) that provides for severance or any other post-termination payments or benefits;

(xiv) any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any former director, manager, officer, employee or Contingent Worker of a Group Company pursuant to which any Group Company, as of the Closing, has or will have an obligation to pay severance or other post-termination pay;

(xv) any Contract providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xvi) any collective bargaining agreements and any other agreements executed with a union or similar organization;

(xvii) any Contract for the disposition of any material portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person, or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xviii) any Contract for the settlement or conciliation of a Proceeding or other dispute with a third party (A) the performance of which would be reasonably likely to involve any payments in excess of $500,000 after the date of this Agreement, (B) which is a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligation on any Group Company (or THMA or any of its Affiliates after the Closing);

(xix) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $1,000,000 or (B) aggregate payments to or from any Group Company in excess of $2,500,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice;

(xx) any Contract that prohibits the payment of dividends or distributions in respect of the Equity Securities of the Company, the pledging of the capital stock or other Equity Securities of the Company or the incurrence of Indebtedness by the Company;

(xxi) each Contract that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Company would be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock, assets or business of any other Person;

(xxii) any research or development Contract with annual payments in excess of $250,000; and

(xxiii) each Contract containing any standstill or similar agreement pursuant to which a Person has agreed not to acquire assets or securities of another Person.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, any counterparty thereto, and is in full force and effect and (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or default under, any Material Contract and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder and (iii) the Group Companies have not received any written notice of default under any Material Contract. The Company has made available true and complete copies of each Material Contract, including any amendments and supplements thereto, and a written description of each oral Material Contract. No counterparty to any Material Contract has exercised or threatened in writing, any force majeure (or similar) provision in any Material Contract in relation to COVID-19.

Section 4.8 Absence of Changes.

(a) Since December 31, 2020, no Company Material Adverse Effect has occurred.

(b) From the date of the Latest Balance Sheet through the date of this Agreement, except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of THMA if taken during the period from the date of this Agreement until the Closing pursuant to Section 6.1(b)(i), Section 6.1(b)(viii), Section 6.1(b)(ix), Section 6.1(b)(xiii), Section 6.1(b)(xiv), Section 6.1(b)(xvi), Section 6.1(b)(xvii) and Section 6.1(b)(xxii) (to the extent relating to the foregoing clauses of Section 6.1(b)).

Section 4.9 Litigation. There is (and since the Company’s inception there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company that has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 4.10 Compliance with Applicable Law. Each Group Company (a) conducts (and since the Company’s inception has conducted) its business in compliance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No Group Company has violated, has been threatened in writing or charged with or given notice of any violation of, or, to the Company’s knowledge, is under investigation with respect to, any provisions of: (i) Laws applicable to lending activities; (ii) the U.S. Foreign Corrupt Practices Act (FCPA) of 1977; (iii) any comparable or similar Law of any jurisdiction; or (iv) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

Section 4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction).

(b) True and complete copies of the following documents, with respect to each Employee Benefit Plan, where applicable, have previously been delivered or made available to THMA: (i) all documents embodying or governing such Employee Benefit Plan (or for unwritten Employee Benefit Plans a written description of the material terms of such Employee Benefit Plan) and any funding medium for the Employee Benefit Plan; (ii) the most recent IRS determination, advisory or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description and all modifications thereto; (vi) the last three years of non-discrimination testing results; and (vii) all non-routine written correspondence to and from any governmental agency.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or approval from the Internal Revenue Service with respect to such qualification, or may rely on an opinion or advisory letter issued by the Internal Revenue Service with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the Internal Revenue Service for a determination of the qualified status of such Employee Benefit Plan for any period for which such Employee Benefit Plan would not otherwise be covered by an Internal Revenue Service determination and, to the knowledge of the Company, no event or omission has occurred that would reasonably be expected to cause any such Employee Benefit Plan to lose such qualification.

(d) Each Employee Benefit Plan is and has been established, operated and administered in all material respects in accordance with applicable Laws and with its terms, including, without limitation, ERISA, the Code and the Affordable Care Act. No Employee Benefit Plan is, or within the past six (6) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Employee Benefit Plan or any fiduciary or service provider thereof and, to the knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. All payments and/or contributions required to have been made with respect to all Employee Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Employee Benefit Plan and applicable Law.

(e) No Group Company nor any ERISA Affiliate has in the past six (6) years maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise) or obligation (including on account of any ERISA Affiliate) with respect to: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither any Group Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(f) No Group Company nor any ERISA Affiliate provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar Law or for a limited period of time following a termination of employment pursuant to the terms of an existing employment, severance or similar agreement in effect as of the date hereof), and no Group Company has ever formally promised to provide such post-termination benefits.

(g) Each Employee Benefit Plan may be amended, terminated or otherwise modified (including cessation of participation) by the Company to the greatest extent permitted by applicable Law. Except as required by applicable Law, no Group Company has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.

(h) Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Employee Benefit Plan is, or, to the Company’s knowledge, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(i) Neither the execution and delivery of this Agreement, the stockholder approval of this Agreement nor the consummation of the transactions contemplated by this Agreement would be reasonably expected to (either alone or in combination with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment, benefit or severance pay to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) further restrict any rights of the Group Companies to amend or terminate any Employee Benefit Plan, (iii) otherwise give rise to any material liability under any Employee Benefit Plan, or (iv) in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(j) The Group Companies have no obligation to make any tax “gross-up” or similar “make whole” payments.

(k) Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored by a Group Company (including severance, termination notice, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

Section 4.12 Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a) None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any applicable Environmental Laws.

(b) There is (and since the incorporation of the Company there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to applicable Environmental Laws.

(c) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances in violation of applicable Environmental Laws.

(d) The Group Companies have made available to THMA copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current operations, properties or facilities of the Group Companies.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property (including, for the avoidance of doubt, Registered Domain Names), and including Registered Intellectual Property co-owned by any Group Company, (ii) Company Licensed Registered Intellectual Property that constitutes an issued Patent or pending Patent application owned by or registered to a third party (each, a “Company Licensed Patent”), (iii) material unregistered Marks owned by any Group Company, in each case, as of the date of this Agreement. Section 4.13(a) of the Company Disclosure Schedules lists, for each Company Licensed Patent as of the date of this Agreement, whether such item is licensed on an exclusive or non-exclusive basis. Section 4.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property and each Company Licensed Patent as of the date of this Agreement (A) whether owned, co-owned, or licensed, and the record owner or owners of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item, (D) the issuance, registration or application number, as applicable, for such item, (E) deadlines due prior to December 31, 2021 and (F) whether such Company Registered Intellectual Property is subject to any Contract or other present or contingent obligation as a result of any funding or support from, or any arrangement with, any Governmental Entity, nonprofit organization or educational institution. Section 4.13(a) of the Company Disclosure Schedules lists, for each item of material unregistered Marks owned by any Group Company the date of first use of the Mark in U.S. commerce and the goods or services for which the material unregistered mark is in use in U.S. commerce.

(b) All necessary fees and filings with respect to any material Company Registered Intellectual Property, and to the Company’s knowledge, all material Company Licensed Patents, have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. There have not been and, as of the date of this Agreement, are no material Proceedings pending, including litigations, interference, re-examination, inter partes review, reissue, opposition, nullity, cancellation or similar administrative proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person, and to the Company’s knowledge, as of the date of this Agreement, there are no facts or circumstances that would reasonably be expected to give rise to any material Proceeding.

(c) A Group Company exclusively owns or co-owns, as indicated in Section 4.13(a) of the Company Disclosure Schedules, all right, title and interest in and to all material Company-Owned Intellectual Property free and clear of all Liens or obligations to others (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has expressly assigned their rights in writing to a Group Company and such assignments have been or shall be, upon Closing, recorded with the United States Patent and Trademark Office or relevant foreign intellectual property office, as applicable. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company-Owned Intellectual Property or Company Licensed Intellectual Property used in the business as currently conducted to any other Person or (ii) granted any customer the right to use any material Company Product or service on anything other than a non-exclusive basis.

(d) Each Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and/or otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and/or otherwise exploited by such Group Company, and (y), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(e) To the Company’s knowledge, (i) the Company-Owned Intellectual Property and the Company Licensed Intellectual Property, constitute all of the Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses, and all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects, and (ii) the Group Companies’ rights in such Intellectual Property Rights will survive the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, in each case, without modification, cancellation, termination, suspension of, or acceleration of any right, obligation or payment with respect thereto; provided, however, the Group Companies’ rights in owned patents and patent applications may be subject to ordinary course modifications, cancellations, terminations, suspensions of, accelerations of rights, obligations or payments by the Company in the ordinary course of patent prosecution in the United States Patent and Trademark Office or a foreign patent office in a manner consistent with past practices.

(f) The Company Registered Intellectual Property and the Company Licensed Registered Intellectual Property is subsisting, and, to the knowledge of the Company, valid, and enforceable (except for applications for Registered Intellectual Property that have not issued), and, to the Company’s knowledge, all of the Group Companies’ rights in and to the Company Registered Intellectual Property, the Company-Owned Intellectual Property and the Company Licensed Registered Intellectual Property, are valid and enforceable (except for applications for Registered Intellectual Property that have not issued). No representation or warranty in Section 4.13(e) or this Section 4.13(f) shall apply to infringement of any intellectual property rights or assets.

(g) Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company-Owned Intellectual Property since the Company’s inception (each such person, a “Creator”) have agreed in writing to maintain and protect the trade secrets and confidential information of all Group Companies. Each Creator has validly and presently assigned in writing such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company.

(h) Each Group Company has taken reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by, possessed or used by any Group Company. Without limiting the foregoing, each Group Company has not disclosed or made available any trade secrets, know-how or confidential information to any other Person other than pursuant to a written confidentiality and non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession of each Group Company, or of any written obligations with respect to such.

(i) None of the Company-Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property, is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company-Owned Intellectual Property or Company Licensed Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(j) To the Company’s knowledge, neither the conduct of the business of the Group Companies nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product has infringed, constituted or resulted from an unauthorized use or misappropriation of or otherwise violated any Intellectual Property Rights of any other Person, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, any material liability or disruption to the Business.

(k) There is and has not in the past six (6) years been any material Proceeding pending nor has any Group Company received in the past six (6) years any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company-Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(l) To the Company’s knowledge, no Person has infringed, misappropriated, misused, diluted or violated or is infringing, misappropriating, misusing, diluting or violating any Company-Owned Intellectual Property or Company Licensed Intellectual Property in any material respect, and no Group Company is currently investigating or has made any written claim or filed any Proceeding against any Person alleging any infringement, misappropriation or other violation of any Company-Owned Intellectual Property in any material respect, or has invited any Person to take a license under any Company-Owned Intellectual Property or Company Licensed Intellectual Property outside the ordinary course of business.

(m) To the Company’s knowledge, each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company-Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes material Company-Owned Intellectual Property that is not already publicly disclosed, to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to appropriate valid confidentiality and non-disclosure obligations with respect thereto.

(n) Section 4.13(n) of the Company Disclosure Schedules sets forth all Public Software that is known to be incorporated or embedded in, or linked to, any proprietary Software of a Group Company as of the date of this Agreement. The Group Companies are in material compliance with all licenses governing such Public Software. To the Company’s knowledge, no Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a product or service offered by a Group Company or is otherwise considered Company-Owned Intellectual Property and that is distributed or made available for remote access outside of the Group Companies, or is otherwise used in a manner that may trigger or subject such Group Company to any obligations set forth in the license for such Public Software, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company-Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company-Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company-Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company-Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to materially and adversely affect the value, use, enforceability, or the Group Company’s ownership rights in any Company-Owned Intellectual Property.

Section 4.14 Labor Matters.

(a) Section 4.14(a) of the Company Disclosure Schedules contains a true and complete list of each employee of each Group Company as of the date of this Agreement, setting forth for each employee: (i) the employee’s position or title; (ii) whether classified as exempt or non-exempt for wage and hour purposes; (iii) whether paid on a salary, hourly or commission basis; (iv) the employee’s actual annual base salary (if paid on a salary basis), hourly rate (if paid on an hourly basis), or commission rate (if paid on a commission-only basis), as applicable; (v) bonus and commission potential; (vi) date of hire; (vii) work location; (viii) status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and (ix) the entity that employs the individual.

(b) Section 4.14(b) of the Company Disclosure Schedules contains a true and complete list of all Contingent Workers of each Group Company as of the date of this Agreement, setting forth for each such individual: (i) a description of his, her, or its services rendered and (ii) the primary location (e.g., U.S. state) from which services are performed.

(c) Each Group Company currently classifies and has classified for the last three (3) years each of its employees as exempt or non-exempt in compliance with the Fair Labor Standards Act and state, provincial, local and foreign wage and hour Laws (as applicable), and is and has been otherwise in compliance with such Laws. To the extent that any Contingent Workers are or were engaged by any Group Company, such Group Company currently classifies and treats them, and has properly classified and treated them for the last three (3) years, as Contingent Workers (as distinguished from employees) in compliance with applicable Law and for the purpose of all Employee Benefit Plans and perquisites.

(d) Each Group Company is, and for the past three (3) years has been, in material compliance with all applicable Laws and regulations respecting labor and employment matters, including but not limited to fair employment practices, pay equity, the classification of independent contractors, the classification of employees and Contingent Workers, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, accommodation of disabilities, discrimination, harassment, whistleblowing, retaliation, affirmative action, background checks, prevailing wages, terms and conditions of employment, child labor, reductions in force, employee leave and wages and hours, including payment of minimum wages and overtime. No Group Company is delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, severance, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers.

(e) In the last three (3) years, (i) no Group Company (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any failure to pay into any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company

(other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) each Group Company has withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or Contingent Workers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(f) In the last three (3) years, no Group Company has experienced a “mass layoff” or “plant closing” as defined by WARN, and no Group Company has incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(g) No Group Company is a party to, bound by, or negotiating any collective bargaining agreements, work rules or practices, or other agreements or Contracts with any labor organization, labor union, works council or other Person purporting to act as exclusive bargaining representative (“Union”) of any employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any employee or Contingent Worker, nor is there any duty on the part of any Group Company to bargain with any Union. In the last three (3) years, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, in the last three (3) years, there have been no labor organizing activities with respect to any employees of any Group Company nor has the Company engaged in any unfair labor practice.

(h) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred within the past six (6) months or is currently contemplated, planned or announced, including as a result of COVID-19 or any applicable employment-related Pandemic Measure. Except as would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies, each Group Company has materially complied with (i) all applicable employment-related Pandemic Measures including, without limitation, all applicable COVID-19 related Laws, regulations, orders and guidance of any Governmental Entity; and (ii) the Families First Coronavirus Response Act (including with respect to eligibility for tax credits under such Act) and any other applicable COVID-19 related leave Law.

(i) Except as set forth on Section 4.14(i) of the Company Disclosure Schedules, in the past twelve (12) months (i) no director, officer, or key employee’s employment with any Group Company has been terminated or furloughed for any reason; and (ii) to the knowledge of the Company, no director, officer, or management level or key employee, or group of employees or Contingent Workers, has provided notice of any plans to terminate his, her or their employment or service arrangement with any Group Company.

(j) Currently and within the three (3) years preceding the date of this Agreement, no Group Company has been a party to any form of litigation, arbitration, mediation, investigation (including but not limited to material internal investigations), audit, administrative agency proceeding, other private dispute resolution proceeding, settlement, or out-of-court or pre-charge or pre-litigation arrangement, in each case relating to employment or labor matters concerning the employees or Contingent Workers of any Group Company (including but not limited to those concerning allegations of employment discrimination, retaliation, breach of contract, noncompliance with wage and hour Laws, the misclassification of employees or Contingent Workers, violation of restrictive covenants, sexual or other harassment or misconduct, other unlawful harassment, or unfair labor practices), and no such matters are pending or threatened against any Group Company or any employees or Contingent Workers of any Group Company (in their respective capacity as employees or Contingent Workers of any Group Company), as applicable.

(k) Except as set forth on Section 4.14(k) of the Company Disclosure Schedules, each employee of each Group Company is employed at-will and no employee is subject to any employment contract with any Group Company, whether oral or written, for a fixed term of employment with any Group Company.

(l) In the last three (3) years, no allegations of sexual harassment or sexual misconduct have been made to any Group Company against any employee, officer, or director of any Group Company and no Group Company has otherwise become aware of any such allegations. To the knowledge of the Company, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment or misconduct, other unlawful harassment or unlawful discrimination or retaliation against or involving any Group Company or any employee, officer, or director of any Group Company. In the last three (3) years, there have not been any internal investigations by or on behalf of any Group Company with respect to any claims or allegations of sexual harassment, misconduct or abuse against or involving any employee, officer, or director of any Group Company, nor have there been any settlements or out-of-court or pre-charge or pre-litigation arrangements relating to such matters.

(m) No Group Company (i) is subject to any affirmative action obligations under any Law, including, without limitation, Executive Order 11246, and/or (ii) is a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment, including, without limitation, the Service Contracts Act or prevailing wage Laws.

(n) There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and no Group Company has been reassessed in any material respect under such legislation during the past three (3) years and, to the knowledge of the Company, no audit of any Group Company is currently being performed pursuant to any applicable workplace safety and insurance legislation.

Section 4.15 Insurance. Section 4.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement (the “Insurance Policies”). All Insurance Policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement and, to the extent applicable, the Company has not taken any action or failed to take any action that (including with respect to the transactions contemplated hereby), with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any of the Insurance Policies or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, and true and complete copies of all such Insurance Policies have been made available to THMA. No claim by any Group Company is pending under any such Insurance Policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 4.16 Tax Matters.

(a) Each Group Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return, and has paid all assessments and reassessments in respect of Taxes in all material respects.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(c) No Group Company is currently the subject of a Tax audit or examination with respect to material Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i) No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(j) In the past five (5) years, no written claims have been received by any Group Company from any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) Each Group Company is a tax resident only in its jurisdiction of formation.

(m) No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date of any THMA Party or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents, that would reasonably be expected to prevent the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.

Section 4.17 Brokers. Except for fees payable to Persons set forth on Section 4.17 of the Company Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation. The Company has made available to THMA true and complete copies of all Contracts pursuant to which it is required to make payments to Persons set forth on Section 4.17 of the Company Disclosure Schedules.

Section 4.18 Real and Personal Property.

(a) Owned Real Property. No Group Company owns any real property.

(b) Leased Real Property. Section 4.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord (or sub-tenant or sub-landlord) as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to THMA. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to the Bankruptcy and Equity Exception). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases.

(c) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 4.19 Transactions with Affiliates. Section 4.19 of the Company Disclosure Schedules sets forth (a) all Contracts between (i) any Group Company, on the one hand, and (ii) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (ii), a “Company Related Party”), other than (A) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (B) Contracts with respect to the grant of Company Options that contain terms and conditions that are substantially similar to those in the standard forms made available to THMA, (C) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b) and (D) the Ancillary Documents and any other Contracts that the Group Companies are expressly required to enter into pursuant to this Agreement, and (b) all Contracts that, following the Closing, would be required to be disclosed in THMA’s filings with the SEC as a “related party transaction” under the Federal Securities Laws. No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, or (B) owes any material amount to, or is owed any material amount by, or has any claim or cause of action against, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.19 are referred to herein as “Company Related Party Transactions”.

Section 4.20 Data Privacy and Security.

(a) Each Group Company has implemented written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Privacy and Data Security Policies”). Each Group Company has, in the past three (3) years, complied in all material respects with all applicable Privacy Laws, the Privacy and Data Security Policies and contractual obligations entered into by a Group Company relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Data (collectively, the “Privacy Requirements”).

(b) For the past three (3) years, each Group Company has implemented and maintained, consistent with practices reasonable in the industry in which the Group Companies operate and their respective obligations to third parties, security and other measures designed to be adequate to protect the Company IT Systems used by any Group Company to store, process or transmit Intellectual Property Rights of the Company or Personal Data from loss, theft, unauthorized access, use, disclosure or modification, including reasonable measures (no less than reasonable in the industry in which the Group Companies operate) designed to be adequate to (i) secure Company IT Systems from unauthorized access and use by any Person; (ii) defend Company IT Systems against Malicious Code, denial of service attacks, distributed denial of service attacks, hacking attempts, and like attacks and activities by any other Person; and (iii) ensure the continued, uninterrupted, and error-free operation of Company IT Systems, including by employing reasonable security, maintenance, disaster recovery, redundancy, backup, archiving, and anti-virus systems designed to be adequate to maintain and protect the performance, confidentiality, integrity and security of all Company IT Systems (and all software, information and data stored or contained therein or transmitted thereby). To the Company’s knowledge, none of the Company IT Systems or Company Products contain any (A) devices, errors, contaminants or effects that materially disrupt or adversely affect the functionality of any Company IT Systems or Company Products (or any Software stored or contained therein), or enable or assist any Person to access any Company IT Systems (or any software, information or data stored or contained therein or transmitted thereby) without authorization, or (B) Malicious Code.

(c) For the past three (3) years, the Group Companies have conducted privacy and data security testing or audits at reasonable and appropriate intervals, and has used commercially reasonable efforts to resolve or remediate any privacy or data security issues or vulnerabilities identified.

(d) None of the Group Companies have directly, or indirectly, received written notice of any pending claims or Proceedings, nor, to the Company’s knowledge, have there been any material Proceedings or claims against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; or (iii) any other Governmental Entity, in each case, alleging that any Processing of Personal Data by or on behalf of a Group Company is in violation of any Privacy Requirements.

(e) Since the incorporation of the Company, and to the knowledge of the Company, except as set forth on Section 4.20(e) of the Company Disclosure Schedules, (i) there has been no material unauthorized access, use or disclosure of Personal Data in the possession or control of any Group Company and/or, to the knowledge of the Company, any of the service providers of any Group Company and (ii) there have been no material unauthorized intrusions or breaches of security into any Company IT Systems.

(f) Neither the Company nor, to the Company’s knowledge, any third party acting at the direction or authorization of any Group Company has paid (i) any perpetrator of any data breach incident or cyber-attack; or (ii) any third party with actual or alleged information about a data breach incident or cyber-attack, in each case, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

(g) Neither the Company nor, to the Company’s knowledge, any third party acting at the direction or authorization of any Group Company has, in the past three (3) years, sent any SMS or text message, or made a telephone call, in material violation of the TCPA, nor has any Group Company, or to the Company’s knowledge, any third party acting at the direction or authorization of any Group Company received written notice of any pending claims or Proceedings related to the TCPA.

(h) Each Group Company owns or has a license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted in all material respects.

Section 4.21 Compliance with International Trade & Anti-Corruption Laws.

(a) None of the Group Companies, their directors and officers or, to the Company’s knowledge, any of their other Representatives or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the incorporation of the Company, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in unlawful dealings with or for the benefit of any Person described in clauses (i)-(iii) or any country or territory which is or has, since the incorporation of the Company, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela and Syria).

(b) None of the Group Companies, their directors and officers or, to the Company’s knowledge, any of their other Representatives or any other Persons acting for or on behalf of any of the foregoing, has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any improper contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

(c) None of the Group Companies, their directors and officers or, to the Company’s knowledge, any of their other Representatives or any other Persons acting for or on behalf of any of the foregoing has, directly or indirectly, violated any, or been subject to actual or, to the knowledge of the Company, pending or threatened Proceedings, demand letters, settlements or enforcement actions relating to any Anti-Corruption Law.

(d) During the last three years, the Company has complied with all applicable Anti-Corruption Laws.

Section 4.22 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing THMA Holders or at the time of the THMA Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that, notwithstanding the foregoing provisions of this Section 4.22, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement / Proxy Statement that were not specifically supplied by or on behalf of the Company for use therein.

Section 4.23 Regulatory Compliance.

(a) Section 4.23(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of all material Regulatory Permits held by the Group Companies, which are the only Regulatory Permits that are necessary for the Group Companies to conduct their Business. The Group Companies and the Company Products are in compliance in all material respects with all Regulatory Permits, and to the knowledge of the Company, (i) no Governmental Entity is considering limiting, suspending or revoking any Regulatory Permit, and there exist no circumstances that are reasonably likely to result in the loss, suspension revocation, or limitation of any such Regulatory Permit, and (ii) each third party that is a partner, manufacturer, contractor or agent for the Group Companies is in compliance in all material respects with all Regulatory Permits required by all applicable Healthcare Laws insofar as they reasonably pertain to the Company Products.

(b) There is (and since the Company’s inception there has been) no material Proceeding against any Group Company related to compliance with Healthcare Laws and to the knowledge of the Company, no such Proceedings have been threatened in writing. To the Company’s knowledge, the Group Companies do not have any Liability for failure to comply with any applicable Healthcare Laws. The Group Companies have not received any written notice from FDA or any other Governmental Entity regarding (i) any regulatory action against the Group Companies or any Company Product, including any notice of adverse findings, any regulatory, untitled or warning letters, FDA Form 483 notices of inspectional observations, or (ii) any other written correspondence or notice setting forth allegedly objectionable observations or alleged violations of Laws with regard to the Company Products.

(c) To the knowledge of the Company, all Company Products are being (and have been in the last three (3) years), whether by the Company or a third party, researched, developed, tested, investigated, manufactured, prepared, packaged, labeled, promoted, commercialized, marketed, stored and distributed in compliance in all material respects with the applicable Healthcare Laws, including any requirement to possess Regulatory Permits.

(d) To the knowledge of the Company, within the past three (3) years, all preclinical studies and clinical trials conducted by or on behalf of the Group Companies or involving any Company Products are being and have been since the Company’s inception conducted in all material respects in accordance with all applicable clinical trial protocols, informed consents and Healthcare Laws.

(e) To the knowledge of the Company, as of the date of this Agreement, no Group Company, nor any clinical trial site conducting a clinical trial of any Company Product, has undergone any inspection or any other Governmental Entity investigation related to any Company Product, and the Group Companies have not identified or received written notice of instances or allegations of research misconduct, research fraud, or improper or inaccurate data collection or recording with respect to a Company Product that would compromise or materially affect the integrity, reliability, completeness, or accuracy of the resulting data, or the rights, safety, or welfare of the research participants.

(f) Since the incorporation of the Company, the Group Companies have not distributed any Company Products that were upon their shipment by any Group Company adulterated or misbranded in violation of 21 U.S.C. § 331 or comparable state or foreign Laws. No Company Products have been seized, withdrawn, recalled, detained, subject to a field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product, subject to suspension (other than in the ordinary course of business) of research, development, testing, manufacturing or distribution, nor has any such action been required by FDA or other Governmental Entities. There are no Proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Company Product that are pending or, to the Company’s knowledge, threatened in writing against the Group Companies, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g) To the knowledge of the Company, none of the Group Companies nor any of their respective directors, managers, officers, employees, individual independent contractors or other service providers, including clinical trial investigators, coordinators, monitors, have been or are currently disqualified, excluded or debarred from, or, to the knowledge of the Company, threatened in writing with or currently subject to an investigation or proceeding that would result in disqualification, exclusion or debarment under U.S. state or federal statutes or regulations or comparable foreign Laws, or assessed or threatened with assessment of civil monetary penalties regarding any health care programs of any Governmental Entity, or convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, disqualification, or ineligibility, including, without limitation, (A) debarment under 21 U.S.C. § 335a or any similar Law, (B) exclusion from participating in federal healthcare programs under 42 U.S.C. § 1320a-7 or any similar Law, (C) exclusion under 48 C.F.R. Subpart Section 9.4, the System for Award Management Nonprocurement Common Rule or (D) disqualification as a clinical investigator under the provisions of 21 C.F.R. §§ 312.70 or 812.119. To the knowledge of the Company, none of the Group Companies nor any of their current or members, officers, partners, employees, contractors or agents have been subject to any consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Entity related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances. To the knowledge of the Company, none of the Group Companies nor any of their current or former members, officers, partners or employees has been (i) subject to any enforcement, regulatory or administrative proceedings against or affecting the Company or any of its Affiliates relating to or arising under any applicable Healthcare Law and no such enforcement, regulatory or administrative proceeding has been threatened in writing, or (ii) a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or similar agreement imposed by any Governmental Entity.

(h) To the knowledge of the Company, all material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Governmental Entity by the Company or any third-party involving Company Products have been so filed, maintained or furnished. To the knowledge of the Company, all such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected or supplemented by a subsequent filing).

(i) Since January 1, 2017, the Group Companies and their Representatives, are and have been at all times in compliance in all material respects with all applicable Healthcare Laws.

(j) There have been no Proceedings, and to the knowledge of the Company, and no such Proceedings are pending or threatened in writing against any Group Company related to product liability for the Company Products or the Group Companies’ services.

Section 4.24 Investigation. The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (a) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the THMA Parties and (b) it has been furnished with or given access to such documents and information about the THMA Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

Section 4.25 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY THMA PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, AND THE THMA PARTIES HEREBY AGREE THAT THEY ARE NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE ACCURACY OR COMPLETENESS OF THE MATERIALS OR ANY OTHER INFORMATION RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY THMA PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY THMA PARTY OR ANY THMA NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY THMA PARTY OR ANY THMA NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES RELATING TO THE THMA PARTIES

(a) Subject to Section 9.8, except as set forth on the THMA Disclosure Schedules, or (b) except as set forth in any THMA SEC Reports (excluding any disclosures in any “risk factors” section, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each THMA Party hereby represents and warrants to the Company as of the date of this Agreement (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

Section 5.1 Organization and Qualification. Each THMA Party is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2 Authority. Each THMA Party has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the THMA Stockholder Approval and the approvals and consents to be obtained by Merger Sub pursuant to Section 6.9, the execution and delivery of this Agreement, the Ancillary Documents to which a THMA Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of such THMA Party. This Agreement has been and each Ancillary Document to which a THMA Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such THMA Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such THMA Party (assuming this Agreement has been and the Ancillary Documents to which such THMA Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such THMA Party in accordance with their terms (subject to the Bankruptcy and Equity Exception).

Section 5.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No Consent of, with or to be made to any Governmental Entity is required on the part of a THMA Party with respect to such THMA Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit the THMA Class A Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iv) filing of the Certificate of Merger, (v) the approvals and consents to be obtained by Merger Sub pursuant to Section 6.9, (vi) the THMA Stockholder Approval or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a THMA Material Adverse Effect.

(b) Neither the execution, delivery or performance by a THMA Party of this Agreement nor the Ancillary Documents to which a THMA Party is or will be a party nor the consummation by a THMA Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of a THMA Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a THMA Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such THMA Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a THMA Party, except in the case of clauses (ii) through (iv) above, as would not have a THMA Material Adverse Effect. The performance by THMA of its obligations under Section 6.6 will not, directly or indirectly, result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any other Contract to which a THMA Party is a party.

Section 5.4 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 5.4 of the THMA Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of THMA for which THMA has any obligation. THMA has made available to the Company true and complete copies of all Contracts pursuant to which it is required to make payments to Persons set forth on Section 5.4 of the THMA Disclosure Schedules.

Section 5.5 Information Supplied/Registration Statement.

(a) None of the information supplied or to be supplied by or on behalf of either THMA Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing THMA Holders or at the time of the THMA Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) When the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing THMA Holders or at the time of the THMA Stockholders Meeting, the Registration Statement / Proxy Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.6 Capitalization of the THMA Parties.

(a) Section 5.6(a) of the THMA Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of all of the issued and outstanding THMA Shares as of immediately prior to the consummation of the Merger. All outstanding Equity Securities of THMA (except to the extent such concepts are not applicable under the applicable Law of THMA’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) prior to the consummation of the Merger have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of THMA and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of THMA) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the THMA Shares set forth on Section 5.6(a) of the THMA Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the THMA Shares as a result of, or to give effect to, the Merger and assuming that no THMA Stockholder Redemption is effected), immediately prior to Closing, there shall be no other outstanding Equity Securities of THMA.

(b) Except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed to by the Company and THMA, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require THMA, and, except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed in writing by the Company and THMA, there is no obligation of THMA, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of THMA.

(c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, and as of the date hereof, 1,000 such shares are issued and outstanding. The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by THMA free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, THMA has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

Section 5.7 SEC Filings.

(a) THMA has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its incorporation (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “THMA SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional THMA SEC Reports”). Each of the THMA SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional THMA SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the THMA SEC Reports or the Additional THMA SEC Reports (for purposes of the Additional THMA SEC Reports, assuming that the representation and warranty set forth in Section 4.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the THMA SEC Reports did not, and the Additional THMA SEC Reports will not, as of their respective dates of filing with the SEC (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional THMA SEC Reports, assuming the accuracy of any information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference therein).

(b) As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received from the SEC with respect to the THMA SEC Reports.

(c) As of the date of this Agreement, to the knowledge of THMA, each director and executive officer of THMA has filed with the SEC on a timely basis all statements required with respect to THMA by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

Section 5.8 Trust Account. As of the date of this Agreement, THMA has an amount in cash in the Trust Account equal to at least $276,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of February 1, 2021 (the “Trust Agreement”), between THMA and Continental, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the THMA SEC Reports to be inaccurate in any material respect or, to THMA’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing THMA Holders who shall have elected to redeem their THMA Class A Shares pursuant to the Governing Documents of THMA or (iii)

if THMA fails to complete a business combination within the allotted time period set forth in the Governing Documents of THMA and liquidates the Trust Account, subject to the terms of the Trust Agreement, THMA (in limited amounts to permit THMA to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of THMA) and then the Pre-Closing THMA Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of THMA and the Trust Agreement. THMA has performed all material obligations required to be performed by it to date under, and is not in default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of THMA, no event has occurred which, with due notice or lapse of time or both, would constitute such a default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. THMA has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing THMA Holders who have elected to redeem their THMA Class A Shares pursuant to the THMA Stockholder Redemption, each in accordance with the terms of and as set forth in the Trust Agreement, THMA shall have no further obligation under either the Trust Agreement or the Governing Documents of THMA to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 5.9 Transactions with Affiliates. Section 5.9 of the THMA Disclosure Schedules sets forth all Contracts between (a) THMA, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either THMA or the Sponsor, on the other hand (each Person identified in this clause (b), an “THMA Related Party”), other than (i) Contracts with respect to a THMA Related Party’s employment with, or the provision of services to, THMA entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.10 or entered into in accordance with Section 6.10 and (iii) the Ancillary Documents and any other Contracts that THMA is expressly required to enter into pursuant to this Agreement. No THMA Related Party (A) owns any interest in any material asset used in the business of THMA, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of THMA or (C) owes any material amount to, or is owed material any amount by, THMA. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.9 are referred to herein as “THMA Related Party Transactions”.

Section 5.10 Litigation. As of the date of this Agreement (a) there is no Proceeding pending or, to THMA’s knowledge, threatened in writing, against or involving any THMA Party, (b) none of the THMA Parties nor any of their respective properties or assets is subject to any Order and (c) there is no Proceeding by any THMA Party pending against any other Person, in each case, that would reasonably be expected to prevent, materially delay or materially impair the ability of THMA to consummate the transactions contemplated hereby.

Section 5.11 Compliance with Applicable Law. Each THMA Party is (and since its incorporation has been) in compliance with all applicable Laws, except as would not have a THMA Material Adverse Effect. Except as would not be material to THMA, without limiting the foregoing, none of the THMA Parties have violated or, to THMA’s knowledge, are under investigation with respect to, or have been threatened in writing or charged with or given notice of any violation of any provisions of: (a) Privacy Laws (substituting “THMA Parties” for “Group Companies” in the definition thereof) and Laws applicable to lending activities; (b) the U.S. Foreign Corrupt Practices Act (FCPA) of 1977; (c) any comparable or similar Law of any jurisdiction; or (d) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

Section 5.12 Business Activities.

(a) Since its incorporation, THMA has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in THMA’s Governing Documents, there is no Contract binding upon any THMA Party or to which any THMA Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(b) Merger Sub was incorporated solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its incorporation or continuing corporate existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

(c) Section 5.12(c) of the THMA Disclosure Schedules contains a listing of every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, THMA is a party or by which any of its assets are bound. True, correct and complete copies of the Contracts listed on Section 5.12(c) of the THMA Disclosure Schedules have been delivered to or made available to the Company or its agents or representatives.

(d) Each Contract of a type required to be listed on Section 5.12(c) of the THMA Disclosure Schedules, whether or not set forth on Section 5.12(c) of the THMA Disclosure Schedules, was entered into at arm’s length and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 5.12(c) of the THMA Disclosure Schedules, whether or not set forth on Section 5.12(c) of the THMA Disclosure Schedules: (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of THMA and, to the knowledge of THMA, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of THMA, are enforceable by THMA in accordance with their terms, subject to the Bankruptcy and Equity Exception; (ii) neither THMA nor, to the knowledge of THMA, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract; (iii) since its incorporation, to the knowledge of THMA, THMA has not received any written claim or notice of material breach of or material default under any such Contract; (iv) to the knowledge of THMA, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by THMA or, to the knowledge of THMA, any other party thereto (in each case, with or without notice or lapse of time or both); and (v) since its incorporation through the date hereof, THMA has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 5.13 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of THMA’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, (i) THMA has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of THMA’s financial reporting and the preparation of THMA’s financial statements for external purposes in accordance with GAAP and (ii) THMA has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to THMA is made known to THMA’s principal executive officer and principal financial officer by others within THMA. To the knowledge of THMA, such disclosure controls and procedures are effective in timely alerting THMA’s principal executive officer and principal financial officer to material information required to be included in THMA’s periodic reports required under the Exchange Act.

(b) There are no outstanding loans or other extensions of credit made by THMA to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of THMA. THMA has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) THMA has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq and is a member in good standing with Nasdaq. The classes of securities representing issued and outstanding THMA Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no Proceeding pending or, to the knowledge of THMA, threatened against THMA by Nasdaq or the SEC with respect to any intention by such entity to deregister THMA Class A Shares or prohibit or terminate the listing of THMA Class A Shares on Nasdaq. THMA has not taken any action that is designed to terminate the registration of THMA Class A Shares under the Exchange Act.

(d) The THMA Financial Statements (i) fairly present in all material respects the financial position of THMA as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited THMA Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) THMA has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for THMA’s and its Subsidiaries’ assets. THMA maintains and, for all periods covered by the THMA Financial Statements, has maintained books and records of THMA in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of THMA in all material respects.

(f) Since its incorporation, neither THMA nor its independent auditors has received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of THMA to THMA’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of THMA to THMA’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of THMA who have a significant role in the internal controls over financial reporting of THMA.

Section 5.14 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 5.14 of the THMA Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (c) that are incurred in connection with or incident or related to a THMA Party’s incorporation, or continuing corporate existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 6.10(c) or incurred in accordance with Section 6.10(c) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the THMA Financial Statements included in the THMA SEC Reports, none of the THMA Parties has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP consistently applied and in accordance with past practice.

Section 5.15 Tax Matters.

(a) THMA has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and THMA has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return, and has paid all assessments and reassessments in respect of Taxes in all material respects.

(b) THMA has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(c) THMA is not currently the subject of a Tax audit or examination with respect to material taxes. THMA has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) THMA has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any THMA Party which agreement or ruling would be effective after the Closing Date.

(f) None of the THMA Parties is and none of the THMA Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for Taxes on any assets of the THMA Parties other than Permitted Liens.

(h) Each THMA Party is a tax resident only in its jurisdiction of formation.

(i) None of the THMA Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of THMA, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by a Group Company or a Company Stockholder or any of their respective Affiliates in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that would reasonably be expected to prevent the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.

Section 5.16 Investigation. Each THMA Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (a) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (b) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

Section 5.17 Employees and Employee Benefit Plans. None of the THMA Parties (a) have any paid employees or Contingent Workers or (b) maintain, sponsor, contribute to or otherwise have any liability under any Employee Benefit Plans (substituting “THMA Party” for “Group Company” in the definition thereof). Neither the execution and delivery of this Agreement or the Ancillary Documents to which it is or will be a party nor the consummation of the transactions contemplated hereby and thereby will: (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, employee or Contingent Worker of THMA; or (ii) result in the acceleration of the time of payment or vesting of any such benefits. Other than reimbursement of any out-of-pocket expenses incurred by THMA’s officers and directors in connection with activities on THMA’s behalf in an aggregate amount not in excess of the amount of cash held by THMA outside of the Trust Account, THMA has no unsatisfied material liability with respect to any officer or director.

Section 5.18 Properties. THMA does not own, license or otherwise have any right, title or interest in any material Intellectual Property Rights (other than Marks). THMA does not own, or otherwise have an interest in, any real property, including under any real property lease, sublease, space sharing, license or other occupancy agreement.

Section 5.19 PIPE Investment.

(a) THMA has delivered to the Company true and complete copies of the Subscription Agreements. As of the date of this Agreement, there are no other agreements, side letters, or arrangements between THMA and any PIPE Investor relating to the Subscription Agreement.

(b) As of the date of this Agreement, no fees, consideration or other discounts are payable or have been agreed to by THMA or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its portion of the PIPE Investment Amount.

Section 5.20 Compliance with International Trade & Anti-Corruption Laws.

(a) Since THMA’s incorporation, neither THMA nor, to THMA’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in unlawful dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, since THMA’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela and Syria).

(b) Since THMA’s incorporation, neither THMA nor, to THMA’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any improper contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

(c) To the knowledge of THMA, no holder of the capital stock of THMA is a foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) and who will acquire a substantial interest in the Company as a result of the transactions contemplated by this Agreement such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no such foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company after Closing.

Section 5.21 Company Status. THMA constitutes (a) an “emerging growth company” within the meaning of the JOBS Act and (b) a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K.

Section 5.22 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 5 AND THE ANCILLARY DOCUMENTS, NONE OF THE THMA PARTIES, ANY THMA NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH THMA PARTY EXPRESSLY DISCLAIMS, AND THE COMPANY HEREBY AGREES THAT IT IS NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE ACCURACY OR COMPLETENESS OF MATERIALS

RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY THMA PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY THMA PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH THMA PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 5 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING BUT NOT LIMITED TO ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY THMA PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY THMA PARTY, ANY THMA NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 6

COVENANTS

Section 6.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law or Pandemic Measures, as set forth on Section 6.1(a) of the Company Disclosure Schedules, or as consented to in writing by THMA (it being agreed that any request for consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course consistent with industry practice and (ii) use commercially reasonable efforts to maintain and preserve substantially intact the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, and maintain existing relations and goodwill with Governmental Entities and material customers, suppliers, licensors, licensees, distributors, creditors, lessors, and business associates and keep available the services of the Group Companies’ present officers.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 6.1(b) of the Company Disclosure Schedules or as consented to in writing by THMA (such consent, other than in the case of Section 6.1(b)(i), Section 6.1(b)(ii), Section 6.1(b)(iii)(A), Section 6.1(b)(iv), Section 6.1(b)(v), Section 6.1(b)(xiii), Section 6.1(b)(xv) and Section 6.1(b)(xxii) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company, or enter into any agreement with respect to the voting rights of its capital stock;

(ii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(iii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iv) adopt any material amendments, supplements, restatements or modifications to any Group Company’s Governing Documents;

(v) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, other than the issuance of shares of the applicable class of capital stock of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement as in effect on the date of this Agreement;

(vi) other than pursuant to Contracts to which the Company is a party that are in effect as of the date of this Agreement, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, product lines, businesses or interests therein, except for (A) sales or other dispositions in the ordinary course of business consistent with past practice; (B) sales, leases, or other dispositions of assets with a fair market value not in excess of $250,000 in the aggregate; and (C) non-exclusive licenses entered in the ordinary course of business;

(vii) incur, create or assume any Indebtedness, in excess of $2,500,000, individually or in the aggregate, other than ordinary course trade payables;

(viii) other than in the ordinary course of business consistent with past practice, amend, modify, cancel, or waive any debts held by it;

(ix) make (A) any loans, advances or capital contributions to, or guarantees for the benefit of, any Person or (B) any investments in any Person in excess of $1,000,000, individually or in the aggregate, in each case other than (x) intercompany loans or capital contributions between the Company and any of its wholly-owned Subsidiaries and (y) the reimbursement of expenses of employees in the ordinary course of business;

(x) except (x) as required under the terms of any Employee Benefit Plan of any Group Company as in effect on the date of this Agreement that is set forth on the Section 4.11(a) of the Company Disclosure Schedules, or (y) as required by applicable Law, (A) amend, modify, adopt, enter into or terminate any Employee Benefit Plan of any Group Company or any benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) increase the compensation or benefits payable to any current or former director, manager, officer, employee, or Contingent Worker of any Group Company earning annual compensation in excess of $250,000, or increase the aggregate annual compensation or benefits payable to any other current or former director, manager, officer, employee, or Contingent Worker of any Group Company to be greater than $250,000, (C) accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, or Contingent Worker of any Group Company, (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager or officer of any Group Company, (E) grant any new awards under any Employee Benefit Plan, pay any special bonus or special remuneration to any director, manager, officer, employee or Contingent Worker of any Group Company except as set forth on Section 6.1(a)(x) of the Company Disclosure Schedules, (F) hire or terminate or furlough the employment of any director, officer or management level or key employee of any Group Company, (G) enter into a settlement agreement with any current or former director, manager or officer of any Group Company or (H) become a party to, establish, adopt or commence participation in any collective bargaining agreement or any other agreement with a union or similar organization;

(xi) make (inconsistent with past practice), change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(xii) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $2,500,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or THMA or any of its Affiliates after the Closing);

(xiii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(xiv) change any Group Company’s methods of accounting, other than changes that are made in accordance with PCAOB standards or required by changes in applicable Law or GAAP;

(xv) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xvi) make any Change of Control Payment;

(xvii) (A) amend, modify or terminate any Material Contract described in Section 4.7(a)(xi) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms); (B) waive any material benefit or right under any Material Contract described in Section 4.7(a)(xi); or (C) enter into any Contract that would constitute a Material Contract described in Section 4.7(a)(xi);

(xviii) become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining or other labor union Contract;

(xix) fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any material Permit or any Regulatory Permit;

(xx) create or incur any material Lien (other than Permitted Liens) that is not incurred in the ordinary course of business consistent with past practice on any of its assets;

(xxi) enter into any new material line of business or operations, or discontinue any material line of business or any material business operations; or

(xxii) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.1.

Notwithstanding anything in this Section 6.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give THMA, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with applicable Law or Pandemic Measures (which shall in no event be deemed to constitute a breach of this Section 6.1) and (c) any action taken, or omitted to be taken, by any Group Company to the extent that the board of directors of the Company reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 6.1; provided, however, (i) in the case of each of clause (b) and (c), the Company shall give THMA prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) or (c) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to THMA promptly after such act or omission and (ii) in no event shall clause (b) or (c) be applicable to any act or omission of the type described in Section 6.1(b)(i), Section 6.1(b)(ii), Section 6.1(b)(iii), Section 6.1(b)(iv), Section 6.1(b)(v), Section 6.1(b)(viii), Section 6.1(b)(xi), Section 6.1(b)(xvi) or Section 6.1(b)(xxii) (to the extent related to any of the foregoing).

Section 6.2 Efforts to Consummate; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 7 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements and (iii) the Company taking all actions necessary or advisable to cause the agreements set forth on Section 6.2(a) of the Company Disclosure Schedule to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Effective Time, THMA)) and not to take any action after the date of this Agreement that would reasonably be expected to prevent, materially delay, or materially impair the consummation of the transactions contemplated by this Agreement.

(b) Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that the THMA Parties shall pay the HSR Act filing fee; provided, further, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within ten (10) Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. THMA shall promptly inform the Company of any communication between any THMA Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform THMA of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Subject to the terms of the Confidentiality Agreement, the Parties shall provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Without limiting the foregoing, (a) the Parties agree that, if available, the Parties shall request early termination of the applicable waiting period under the HSR Act, and (b) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of THMA and the Company. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with THMA’s and the Company’s prior written consent.

(c) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the THMA Parties, on the one hand, and the Company, on the other hand, shall give the Company (in the case of any THMA Party) or THMA (in the case of the Company), and their respective counsels, a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any THMA Party, the Company, or, in the case of the Company, THMA in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any THMA Party, the Company, or, in the case of the Company, THMA, the opportunity to attend and participate in such meeting or discussion.

(d) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 6.2 conflicts with any other covenant or agreement in this Article 6 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(e) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, THMA, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of THMA, any of the THMA Parties or any of their respective Representatives (in their capacity as a representative of a THMA Party) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company). THMA and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation (to the extent such action would not jeopardize an attorney-client privilege or the attorney work product doctrine), (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with the other, including with respect to the defense, settlement and compromise of any such Transaction Litigation.

Section 6.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 6.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to THMA and its Representatives during normal business hours reasonable access to the directors, officers, employees, agents, contracts, books and records of the Group Companies (including, to the extent necessary, the work papers of the Company’s independent accountants upon receipt of any required consents from such accountants) as well as the Group Companies’ properties, offices and other facilities (in a manner so as to not interfere with the normal business operations of the Group Companies); provided, that no investigation pursuant to this Section 6.3(b) shall affect or be deemed to modify any representation made by the Company in Article 4. Notwithstanding the foregoing, none of the Group Companies shall be required to provide to THMA or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy, if such Group Company shall have used commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the consent of such third party to such inspection or disclosure or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any THMA Party, any THMA Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided, that, the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, THMA shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, employees, agents, contracts, books and records of the THMA Parties (including, to the extent necessary, the work papers of THMA’s independent accountants upon receipt of any required consents from such accountants) as well as the THMA Parties’ properties, offices and other facilities (in a manner so as to not interfere with the normal business operations of the THMA Parties); provided, that no investigation pursuant to this Section 6.3(c) shall affect or be deemed to modify any representation made by the THMA Parties in Article 5. Notwithstanding the foregoing, THMA shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any THMA Party is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any THMA Party with respect to confidentiality, non-disclosure or privacy if such THMA Party shall have used commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the consent of such third party to such inspection or disclosure or (D) jeopardize protections afforded to any THMA Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), THMA shall use, and shall cause the other THMA Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a THMA Party, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that THMA shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 6.4 Public Announcements.

(a) Subject to Section 6.4(b), Section 6.7 and Section 6.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and THMA or, after the Closing, THMA; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case, to the extent permissible under applicable Law, (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is any THMA Party, or THMA, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with THMA and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 6.4 and (iii) to Governmental Entities in connection with any Consents required to be obtained pursuant to Section 6.4(b).

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and THMA prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, THMA shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and THMA shall consider such comments in good faith. The Company, on the one hand, and THMA, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or THMA, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), THMA shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 6.5 Tax Matters.

(a) Tax Treatment.

(i) The Parties intend that, for United States federal income tax purposes, the Merger shall be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to so qualify. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 6.5(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the time at which the THMA Stockholder Approval has been obtained THMA and the Company mutually determine in good faith that the Merger is not reasonably expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a second merger to take place immediately after the Merger whereby the surviving company in the Merger would merge with and into a new limited liability company that is a wholly-owned Subsidiary of THMA (“Newco”), with Newco being the surviving company in such merger.

(ii) THMA and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede the Merger qualifying for the Intended Tax Treatment.

(iii) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, THMA and the Company shall deliver to Goodwin Procter LLP and Sullivan & Cromwell LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if required, Sullivan & Cromwell LLP and Goodwin Procter LLP shall furnish opinions, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 6.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) other than in connection with the transactions contemplated pursuant to this Agreement, prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify THMA promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep THMA reasonably informed on a current basis of any modifications to such offer or information. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than THMA) conducted prior to or as of the date hereof by the Company or any of its Subsidiaries, and will cause the other Group Companies and its and their respective

Representatives to cease and cause to be terminated any and all existing activities, discussions or negotiations, that would reasonably be expected to lead to a Company Acquisition Proposal or the matters described in clause (iv) hereof, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of the Company or any of its Subsidiaries for the purpose of permitting such Persons to evaluate a potential Company Acquisition Proposal. For clarity, any actions taken by any of the Representatives of the Group Companies that are inconsistent with this Section 6.6(a) will be deemed to be a breach of this Section 6.6(a) by the Group Companies.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the THMA Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a THMA Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a THMA Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a THMA Acquisition Proposal; (iv) other than in connection with the transactions contemplated pursuant to this Agreement, prepare or take any steps in connection with an offering of any securities of any THMA Party (or any Affiliate or successor of any THMA Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. THMA agrees to (A) notify the Company promptly upon receipt of any THMA Acquisition Proposal by any THMA Party, and to describe the material terms and conditions of any such THMA Acquisition Proposal in reasonable detail (including the identity of any person or entity making such THMA Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information. For clarity, any actions taken by any of the Representatives of THMA that are inconsistent with this Section 6.6(b) will be deemed to be a breach of this Section 6.6(b) by THMA. THMA shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than with the Group Companies) conducted prior to or as of the date hereof by any of the THMA Parties, and will cause its Representatives to cease and cause to be terminated any and all existing activities, discussions or negotiations, that would reasonably be expected to lead to a THMA Acquisition Proposal or the matters described in clause (iv) hereof, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of THMA or any of its Subsidiaries for the purpose of permitting such Persons to evaluate a potential THMA Acquisition Proposal.

Section 6.7 Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable, and in any event, no later than thirty (30) days following the date of this Agreement, THMA and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either THMA or the Company, as applicable), and THMA shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of THMA which will be included therein as a prospectus, in connection with the registration under the Securities Act of the THMA Class A Shares to be issued in the Merger and which will be used as a proxy statement for the THMA Stockholders Meeting to be held to consider the adoption and approval of the Transaction Proposals in accordance with THMA’s Governing Documents and applicable Law, including any applicable rules and regulations of the SEC and Nasdaq). Each of THMA and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the Federal Securities Laws applicable thereto (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. THMA, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 6.7 or for including in any other statement, filing, notice or application made by or on behalf of THMA to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 6.5(a)(iii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any THMA Party, the Company, or, in the case of the Company, THMA, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of THMA, the Company, or, in the case of the Company, THMA (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) THMA shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing THMA Holders. THMA shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of THMA Class A Shares for offering or sale in any jurisdiction, and THMA and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to it or any of its Non-Party Affiliates or its or their respective Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, at the time it becomes effective under the Securities Act, at the time of the THMA Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.8 THMA Stockholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, THMA shall (a) establish the record date for, duly call, give notice of and (b) use reasonable best efforts to duly convene and hold, a meeting of its stockholders (the “THMA Stockholders Meeting”) in accordance with the Governing Documents of THMA, for the purposes of obtaining the THMA Stockholder Approval and providing holders of THMA Class A Shares with the opportunity to elect to effect a THMA Stockholder Redemption. THMA shall, through the unanimous approval of its board of directors, recommend to its stockholders (the “THMA Board Recommendation”): (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger); (ii) the approval of the issuance of THMA Class A Shares in connection with the transactions contemplated by this Agreement (including the Per Share Upfront Consideration pursuant to Section 2.1(a)(vii) and the Earn Out Shares pursuant to Section 3.1) as required by Nasdaq listing requirements; (iii) the approval of the THMA Certificate of Incorporation; (iv) the approval of the THMA Incentive Equity Plan; (v) the approval of the THMA ESPP; (vi) the election of directors effective as of the Closing as contemplated by Section 6.16(a) and Section 6.16(b); (vii) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto (such proposals in (i) through (vii) together, the “Required Transaction Proposals”); (viii) the adoption and approval of each other proposal reasonably agreed to by THMA and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (ix) the adoption and approval of a proposal for the adjournment of the THMA Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (ix) together, the “Transaction Proposals”); provided, that THMA may postpone or adjourn the THMA Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the THMA Stockholder Approval, (B) due to the absence of a quorum, or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that THMA has determined, based on the advice of outside legal counsel, is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing THMA Holders prior to the THMA Stockholders Meeting; provided that, without the consent of the Company, in no event shall THMA adjourn the THMA Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date, and in no case more than thirty (30) Business Days in the aggregate. The THMA Board Recommendation shall be included in the Registration Statement / Proxy Statement. THMA covenants that none of the THMA Board, THMA or any committee of the THMA Board shall withdraw or modify, or propose publicly or by formal action of the THMA Board, any committee of the THMA Board or THMA to withdraw or modify, in a manner adverse to the Company, the THMA Board Recommendation. Notwithstanding the foregoing, if the THMA Board, after consultation with its legal counsel, determines in good faith that failure to withdraw or modify the THMA Board Recommendation would be inconsistent with the THMA Board’s fiduciary duties to its stockholders under applicable Law, then the THMA Board may withdraw or modify the THMA Board Recommendation (any such action, a “Change in Recommendation”) so long as THMA, to the extent reasonably practicable and permissible under applicable Law, provides the Company with at least 48 hours’ advance written notice of such withdrawal or modification; provided, that any such Change of Recommendation shall not affect THMA’s obligations under this Section 6.8 to call and give notice of, use reasonable best efforts to convene and hold, the THMA Stockholders Meeting and submit for the approval of the stockholders of THMA the Transaction Proposals.

Section 6.9 Merger Sub Stockholder Approval. As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, THMA, as the sole stockholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 6.10 Conduct of Business of THMA. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, THMA shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the PIPE Financing), as required by applicable Law, as set forth on Section 6.10 of the THMA Disclosure Schedules or as consented to in writing by the Company (it being agreed that any request for consent shall not be unreasonably withheld, conditioned or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any THMA Party or any of its Subsidiaries;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of THMA or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of THMA or any of its Subsidiaries, as applicable, or enter into any agreement with respect to the voting of its capital stock;

(c) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(d) incur, create or assume any Indebtedness, except (x) in the ordinary course of business consistent with past practice or (y) Indebtedness owed to the Sponsor or an Affiliate thereof or certain of THMA’s officers and directors to finance the THMA Expenses (provided that such Indebtedness described in clause (y) shall not exceed $1,000,000 outstanding as of the Closing);

(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, THMA or any of its Subsidiaries;

(f) issue any Equity Securities of THMA or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of THMA or any of its Subsidiaries;

(g) enter into, renew, modify or revise any THMA Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a THMA Related Party Transaction);

(h) engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s incorporation or continuing corporate existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature;

(i) make (inconsistent with past practice), change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(j) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(k) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(l) change its methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards or required by changes in applicable Law or GAAP;

(m) create any new Subsidiary;

(n) enter into any Contract or other binding commitment to take, or cause to be taken, any of the actions set forth in this Section 6.10.

Notwithstanding anything in this Section 6.10 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any THMA Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any THMA Party from using the funds held by THMA outside the Trust Account to pay any THMA Expenses or from otherwise distributing or paying over any funds held by THMA outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 6.11 Nasdaq Listing. THMA shall use its reasonable best efforts to cause the THMA Class A Shares issuable in accordance with this Agreement, including the Merger, to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 6.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 and provision of notice thereof to the Trustee, (a) at the Closing, THMA shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the holders of THMA Class A Shares pursuant to the THMA Stockholder Redemption, (B) pay the amounts due to the underwriters of THMA’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to THMA in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

Section 6.13 Transaction Support Agreements; Company Stockholder Approval; Subscription Agreements.

(a) As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement (the “Transaction Support Agreement Deadline”), the Company shall deliver, or cause to be delivered, to THMA the Transaction Support Agreements duly executed by each Supporting Company Stockholder.

(b) As promptly as practicable following the effectiveness of the Registration Statement / Proxy Statement, the Company shall deliver to each Company Stockholder the Registration Statement / Proxy Statement and an information statement regarding the transactions contemplated by this Agreement, which shall be in a form reasonably acceptable to THMA (as it may be amended or supplemented from time to time, the “Information Statement”). The Information Statement shall constitute an information statement for the Company’s solicitation of consent of the holders of Company Shares with respect to the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) and shall include (i) a statement to the effect that the Company’s board of directors had unanimously recommended that the holders of Company Shares vote in favor of the adoption and approval of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (ii) such other information as the Parties reasonably agree is required or advisable under applicable Law to be included therein. None of the information supplied or to be supplied by the Parties for inclusion in the Information Statement or any amendment or supplement thereto will contain, as of the date of the delivery of such document, any untrue statement of a material fact, or will omit to state any material fact required to be included therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) As promptly as reasonably practicable (and in any event within two Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Stockholder Written Consent Deadline”), the Company shall (i) obtain and deliver to THMA a true and correct copy of a written consent (in form and substance as reasonably agreed by THMA and the Company) approving and adopting this Agreement and the transactions contemplated hereby (including the Merger) that is duly executed by the Company Stockholders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with the DGCL and the Company’s Governing Documents, including (A) the holders of a majority of the Company Common Shares and Company Preferred Shares outstanding, voting together a single class (with the Company Preferred Shares voting on an as-converted basis), (B) the holders of a majority of the Company Series D-1 Preferred Shares and Company Series D-2 Preferred Shares outstanding, voting together as a single class (on an as-converted basis), (C) the holders of sixty percent (60%) of the Company Series C Preferred Shares outstanding, (D) the holders of a majority of the Company Series B Preferred Shares outstanding and (E) the holders of a majority of the Company Series A Preferred Shares outstanding (the “Company Stockholder Written Consent”) and (ii) use reasonable best efforts to obtain and deliver Lock Up Agreements from each Company Stockholder not set forth on Schedule II. The Company, through its board of directors, shall recommend to the holders of Company Shares the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

(d) THMA may not amend, modify or waive, or permit any amendment, modification to be made to, permit any waiver (in whole or in party) of, or provide consent to modify (including consent to terminate) any provision or remedy under, or any replacements of, any Subscription Agreements without the prior written consent of the Company; provided that any modification or waiver that is solely ministerial in nature or otherwise de minimis and does not affect any economic or any other material term of a Subscription Agreement shall not require the prior written consent of the Company.

Section 6.14 THMA Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification, advancement or exculpation now existing in favor of the directors and officers of each THMA Party, as provided in the applicable THMA Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) THMA will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity, advancement and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, THMA shall advance, or caused to be advanced, expenses reasonably incurred in connection with such indemnification as provided in the applicable THMA Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification, advancement and liability limitation or exculpation provisions of the THMA Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any THMA Party (the “THMA D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such THMA D&O Person was a director or officer of any THMA Party immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) The obligations of THMA under this Section 6.14 to any THMA D&O Person shall be reduced to the extent a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such THMA D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) For a period of six (6) years after the Effective Time, THMA shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of the THMA Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under THMA’s directors’ and officers’ liability insurance policies as of the date of this Agreement. The THMA Parties may discharge the foregoing obligation by purchasing, at or prior to the Closing, a “tail” policy providing directors’ and officers’ liability insurance coverage for a period of six (6) years after the Effective Time for the benefit of those Persons who are currently covered by any comparable insurance policies of the THMA Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time and THMA shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insureds than) the coverage provided under the THMA Parties’ directors’ and officers’ liability insurance policies as of the date of this Agreement.

(d) If THMA or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of THMA shall assume all of the obligations set forth in this Section 6.14.

(e) The THMA D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.14 are intended to be third-party beneficiaries of this Section 6.14. This Section 6.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of THMA.

Section 6.15 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification, advancement or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) THMA will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity, advancement and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, THMA shall cause the applicable Group Companies to advance expenses reasonably incurred in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification, advancement and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) The obligations of THMA and the Group Companies under this Section 6.15 to any Company D&O Person shall be reduced to the extent a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and THMA shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided, however, that in no event shall the aggregate cost of such coverage during such six (6)-year period exceed the amount set forth on Section 6.15(c) of the Company Disclosure Schedules without the prior written consent of THMA.

(d) If THMA or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of THMA shall assume all of the obligations set forth in this Section 6.15.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.15 are intended to be third-party beneficiaries of this Section 6.15. This Section 6.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of THMA.

Section 6.16 Post-Closing Directors and Officers.

(a) Subject to applicable Law and the listing rules of Nasdaq, THMA shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the THMA Board shall initially consist of seven (7) directors, which shall be divided into three (3) classes, designated as Class I, II and III, with Class I consisting of three directors, Class II consisting of two directors and Class III consisting of two directors; (ii) the members of the THMA Board are the seven (7) individuals set forth on Section 6.16(b) of the Company Disclosure Schedules; (iii) the members of the compensation committee, audit committee and nominating committee of the THMA Board are the individuals set forth on Section 6.16(c) of the Company Disclosure Schedules; and (iv) the officers of THMA (the “Officers”) are the individuals set forth on Section 6.16(d) of the Company Disclosure Schedules.

(b) The individuals set forth on Section 6.16(b)(i) of the Company Disclosure Schedules shall be directors on the THMA Board of such class that is identified next to such individual’s name immediately after the Effective Time, up to one (1) of which may be specified on Section 6.16(b)(i) of the Company Disclosure Schedules as designated by THMA (the “THMA Director”) and up to six (6) of which may be specified on Section 6.16(b) of the Company Disclosure Schedules as designated by the Company (the “Company Directors”). At any time prior to the declaration of the effective of the Registration Statement / Proxy Statement by the SEC, (i) THMA may amend Section 6.16(b)(i) of the Company Disclosure Schedules to add or update, as applicable, the individual to be designated as the THMA Director and (ii) the Company may amend Section 6.16(b)(i) of the Company Disclosure Schedules to add or update, as applicable, one or more individuals to be designated as a Company Director. In the event that (i) the THMA Director is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a director prior to the Closing, then THMA shall have the right to designate a replacement director and (ii) a Company Director is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a director prior to the Closing, then the Company shall have the right to designate a replacement director, in each case, subject to applicable Law and the listing rules of Nasdaq; provided that, in each case, the Parties shall consult each other in good faith with respect to the selection of a replacement director (such consent not to be unreasonably withheld, conditioned or delayed) and, if such director served on any committee of the THMA Board, to appoint a replacement director to such committee. Section 6.16(b)(ii) of the Company Disclosure Schedules shall list the individuals who shall have observer rights with respect to the THMA Board following the Closing, which shall be subject to each individual’s entry into a board observer agreement in a form reasonably acceptable to THMA and the Company.

(c) Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing THMA Holders, the Company and THMA shall mutually agree on the directors that will be nominated to serve on the compensation committee, the audit committee and the nominating committee of the THMA Board immediately after the Effective Time, based on the qualifications of each director, subject to applicable listing rules of Nasdaq and applicable Law.

(d) The current officers of the Company, as set forth on Section 6.16(d) of the Company Disclosure Schedules shall be the Officers immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that such individuals identified on Section 6.16(d) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing THMA Holders, the Company may in its sole discretion replace such individual with another individual to serve as such Officer by amending Section 6.16(d) of the Company Disclosure Schedules to include such replacement individual as such Officer.

Section 6.17 PCAOB Financials.

(a) As promptly as reasonably practicable (but, with respect to the 2019 and 2020 Financial Statements, in no event 14 days after the execution of this Agreement (the “PCAOB Financials Deadline”)), the Company shall deliver to THMA in draft form (i) the audited consolidated balance sheets of the Group Companies and the related audited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of December 31, 2020 and December 31, 2019, respectively, audited in accordance with the standards of the PCAOB and contain, in draft form, an unqualified report of the Company’s auditor (collectively, the “PCAOB Year-End Financial Statements”) and (ii) any other audited or unaudited consolidated balance sheets of the Group Companies and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) and any required pro forma financial statements, in each case, that are required to be included in the Registration Statement / Proxy Statement. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement / Proxy Statement (A) will fairly present in all material respects the financial position of the Group Companies as at the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, THMA in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by THMA with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 6.18 THMA Incentive Equity Plan.

(a) Prior to the effectiveness of the Registration Statement / Proxy Statement, the THMA Board shall approve and adopt (i) an equity incentive plan, in substantially the form attached hereto as Exhibit G and with any changes or modifications thereto as the Company and THMA may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or THMA, as applicable) (the “THMA Incentive Equity Plan”) and (ii) an employee stock purchase plan, in substantially the form attached hereto as Exhibit H and with any changes or modifications thereto as the Company and THMA may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or THMA, as applicable) (the “THMA ESPP”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date. The THMA Incentive Equity Plan will reserve for grant thereunder an initial number of THMA Class A Shares equal to 9.75% of the sum of the number of issued and outstanding THMA Class A Shares as of immediately following the Effective Time and the number of THMA Class A Shares issuable upon the exercise or conversion of the Rollover Options that are issued and outstanding as of immediately prior to the Effective Time (the “Outstanding Capital Stock”). Solely for purposes of determining the initial number of THMA Class A Shares to be so reserved for issuance, the Rollover Options corresponding to the Unvested Company Options shall be deemed to have been granted pursuant to the THMA Incentive Equity Plan and shall reduce the initial number of THMA Class A Shares reserved for grant thereunder. The THMA ESPP will reserve for grant thereunder an initial number of THMA Class A Shares equal to 1% of the Outstanding Capital Stock.

(b) Notwithstanding anything herein to the contrary, each of the Parties acknowledges and agrees that all provisions contained in this Section 6.18 are included for the sole benefit of THMA and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of THMA, the Company or their respective Affiliates to amend, terminate or otherwise modify any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the

Company, or any participant in any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.19 FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to THMA a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with a notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) along with written authorization for THMA to deliver such notice to the Internal Revenue Service on behalf of the Company following the Closing Date, in each case, in a form and substance reasonably acceptable to THMA.

Section 6.20 THMA Public Filings. From the date hereof through the Effective Time, THMA will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.21 Forward Purchase Agreement Amendment. Other than the execution of the Forward Purchase Agreement Amendment concurrently with the execution of this Agreement, THMA may not amend, modify or waive, or permit any amendment, modification to be made to, permit any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate) any provision or remedy under, or any replacements of, the Forward Purchase Agreement without the prior written consent of the Company.

Section 6.22 Expense Statement. At least three (3) Business Days prior to the Closing Date, THMA shall deliver to the Company a written statement setting forth a complete and accurate schedule of THMA’s good faith estimate of each Unpaid THMA Expense as of the Closing Date. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to THMA a written statement setting forth a complete and accurate schedule of its good faith estimate of the Unpaid Company Expenses as of the Closing Date.

Section 6.23 Third-Party Consents. The Company shall use commercially reasonable efforts to obtain the Consents set forth on Section 6.23 of the Company Disclosure Schedules and any Consents required to be obtained in connection with the transactions contemplated by this Agreement.

Section 6.24 Further Assurances. The Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably necessary to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

ARTICLE 7

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

(a) the applicable waiting period (and any extension thereof) under the HSR Act relating to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated;

(b) no Order or Law issued by any court or other Governmental Entity restraining, prohibiting or making illegal the consummation of the transactions contemplated by this Agreement shall be pending or in effect;

(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall have been issued by the SEC and remain in effect, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) after giving effect to the transactions contemplated hereby THMA shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time;

(e) the Required THMA Stockholder Approval shall have been obtained; and

(f) the Company Stockholder Written Consent shall have been obtained.

Section 7.2 Other Conditions to the Obligations of the THMA Parties. The obligations of the THMA Parties to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by THMA (on behalf of itself and the other THMA Parties) of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 4.2(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of the Company set forth in Article 4 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) the Company shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred;

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to THMA:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) are satisfied, in a form and substance reasonably satisfactory to THMA; and

(ii) copies of the Registration Rights Agreement duly executed by the stockholders.

Section 7.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) the Closing THMA Cash shall be no less than $200,000,000;

(b) (i) the THMA Fundamental Representations (other than the representations and warranties set forth in Section 5.6(a)) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 5.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of the THMA Parties (other than the THMA Fundamental Representations) contained in Article 5 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “THMA Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a THMA Material Adverse Effect;

(c) the THMA Parties shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(d) the THMA Class A Shares to be issued pursuant to the Merger shall have been approved for listing on Nasdaq;

(e) the THMA Certificate of Incorporation and THMA Bylaws shall have been duly adopted by the Pre-Closing THMA Holders at the THMA Stockholder Meeting;

(f) the THMA Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 6.16(a) and Section 6.16(b); and

(g) at or prior to the Closing, THMA shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of THMA, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(b) and Section 7.3(c) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(ii) a copy of the Registration Rights Agreement duly executed by THMA and the Sponsor.

Section 7.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by the Company’s failure to perform in any material respect its obligations under this Agreement. None of the THMA Parties may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by a THMA Party’s failure to perform in any material respect its obligations under this Agreement.

ARTICLE 8

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of THMA and the Company;

(b) by THMA, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, cannot be cured or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by THMA, and (ii) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to THMA if either of the THMA Parties is then in breach of this Agreement so as to prevent the condition set forth in either Section 7.3(b) or Section 7.3(c) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 5 shall not be true and correct or if any THMA Party has failed to perform any covenant or agreement on the part of such applicable THMA Party set forth in this Agreement (including an obligation to consummate the Closing) such that a condition to Closing set forth in either Section 7.3(b) or Section 7.3(c) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, cannot be cured or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to THMA by the Company and (ii) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Company if the Company is then in breach of this Agreement so as to prevent the condition set forth in either Section 7.2(a) or Section 7.2(b) from being satisfied;

(d) by either THMA or the Company, if the Merger shall not have been consummated on or prior to December 21, 2021 (the “Termination Date”); provided, that that if (x) all of the conditions to the consummation of the Merger set forth in Article 7 (other than (A) the conditions set forth in Section 7.1(c), Section 7.1(e), Section 7.3(d), Section 7.3(e) and Section 7.3(f) and (B) those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived and (y) the Registration Statement / Proxy Statement has not been declared effective under the Securities Act by November 11, 2021, the Termination Date shall be automatically extended to March 21, 2021 and, such date, as so extended, shall be the “Termination Date” for all purposes under this Agreement; provided, further, (i) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to THMA if any THMA Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure of a condition to the consummation of the Merger, and (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure of a condition to the consummation of the Merger;

(e) by either THMA or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any Party that has materially breached its obligations under this Agreement, including Section 6.2, in any manner that proximately contributed to such Order becoming final and non-appealable;

(f) by either THMA or the Company if the THMA Stockholders Meeting has been held (including any adjournment or postponement thereof) and has concluded, the THMA Stockholders have duly voted on the Required Transaction Proposals and the Required THMA Stockholder Approval was not obtained; or

(g) by THMA, if the Company does not deliver, or cause to be delivered to THMA, (i) Transaction Support Agreements duly executed by each Supporting Company Stockholder in accordance with Section 6.13(a) within two (2) Business Days following the Transaction Support Agreement Deadline or (ii) the Company Stockholder Written Consent in accordance with Section 6.13(b) within two (2) Business Days following the Company Stockholder Written Consent Deadline.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of Section 6.3(a), this Section 8.2, Article 9 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties, and the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 8.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Subscription Agreement, any Confidentiality Agreement, any Transaction Support Agreement or the Sponsor Support Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder, which, in each case, may be brought at any time until lapse of the applicable statute of limitations under the Laws of the State of Delaware. The right of a Person to any remedy pursuant to this Article 8 shall not be affected by any investigation or examination conducted, or any knowledge possessed or acquired (or capable of being possessed or acquired), by such Person at any time concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation. Except in the case of common law fraud under Delaware Law, no Person shall be required to show reliance on any representation, warranty, certificate or covenant in order for such Person to be entitled to indemnification, compensation or reimbursement hereunder.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Non-Survival. Other than those representations and warranties set forth in Sections 4.24, 4.25, 5.16 and 5.22 and the provisions of this Article 9 (and any corresponding definitions set forth in Article 1 that are used in such representations, warranties and other provisions), each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 9.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no rights arising out of breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) shall survive following the Effective Time. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms.

Section 9.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents and the Confidentiality Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) THMA and the Company prior to Closing and (b) THMA and the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be void.

Section 9.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) THMA and the Company prior to the Closing and (b) THMA and the Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.3 shall be void, ab initio. Subject to the foregoing, this Agreement may be amended before or after the adoption of this Agreement by the stockholders of the Company or Merger Sub; provided that after any such stockholder approval, no amendment shall be made to this Agreement that by law requires further approval or authorization by the stockholders of the Company or Merger Sub without such further approval or authorization.

Section 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the Parties as follows:

(a) If to any THMA Party prior to the Effective Time, to:

Thimble Point Acquisition Corp.

195 Church Street, 15th Floor

New Haven, Connecticut 06510

Attention: Elon Boms

E-mail: elon@pvfamilyoffice.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP 125 Broad Street

New York, New York 10004

Attention: Melissa Sawyer

E-mail: sawyerm@sullcrom.com

(b) If to the Company or to any THMA Party after the Effective Time, to:

Pear Therapeutics, Inc.

200 State Street, 13th Floor

Boston, MA 02109

Attention: Ronan O’Brien, General Counsel & Secretary

Email: ronan.obrien@peartherapeutics.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Jocelyn Arel

       Michael R. Patrone

E-mail:     JArel@goodwinlaw.com

       MPatrone@goodwinlaw.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.5 Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 9.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and THMA shall pay, or cause to be paid, all Unpaid THMA Expenses and (b) if the Closing occurs, then THMA shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid THMA Expenses.

Section 9.7 Construction; Interpretation. The term “this Agreement” means this Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The table of contents and headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) words importing one gender shall also include all other genders; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to THMA, any documents or other materials posted to the electronic data room located at americas.datasite.com under the project name “Pear Therapeutics” on or prior to 12:00 p.m. ET on the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); and (n) all references to a statute include the rules and regulations promulgated thereunder and, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 9.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure

Schedules or in the THMA Disclosure Schedules corresponding to any Section or subsection of Article 4 (in the case of the Company Disclosure Schedules) or Article 5 (in the case of the THMA Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 4 (in the case of the Company Disclosure Schedules) or Article 5 (in the case of the THMA Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the Section or subsections of Article 4 or Article 5 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.14, Section 6.15 and the three subsequent sentences of this Section 9.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 9.2, Section 9.3, Section 9.14 and this Section 9.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 9.13 and this Section 9.9 (to the extent related to the foregoing). Eligible Company Equityholders shall be express third-party beneficiaries of Article 3 and this Section 9.9 (to the extent related to the foregoing).

Section 9.10 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.11 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.12 Knowledge of Company; Knowledge of THMA. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry of his or her direct reports. For all purposes of this Agreement, the phrase “to THMA’s knowledge” and “to the knowledge of THMA” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(b) of the THMA Disclosure Schedules, assuming reasonable due inquiry of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules or Section 9.12(b) of the THMA Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 9.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any THMA Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the THMA Non-Party Affiliates, in the case of THMA, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, THMA or any Non-Party Affiliate concerning any Group Company, any THMA Party, this Agreement or the transactions contemplated hereby.

Section 9.14 Extension; Waiver. The Company prior to the Closing and the Company and the Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the THMA Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the THMA Parties set forth herein or (c) waive compliance by the THMA Parties with any of the agreements or conditions set forth herein. THMA may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY

SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

Section 9.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction, any other Delaware state court), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 9.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 9.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 9.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Without limiting the foregoing, each Party hereto hereby agrees that service of process upon such party in any action or proceeding contemplated by this Section shall be effective if notice is given in accordance with Section 9.4 of this Agreement.

Section 9.18 Trust Account Waiver. Reference is made to the final prospectus of THMA, filed with the SEC (File No. 333-252150) on February 1, 2020 (the “Prospectus”). The Company acknowledges and agrees and understands that THMA has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of THMA’s public stockholders (including overallotment shares acquired by THMA’s underwriters), and THMA may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of THMA entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of it Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, and shall not make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between THMA or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with THMA or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with THMA or its Affiliates), other than for the release of proceeds from the Trust Account upon the consummation of the Merger.

*         *         *         *         *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

THIMBLE POINT ACQUISITION CORP.

By:	/s/ Elon S. Boms
Name:	Elon S. Boms
Title:	Chief Executive Officer

OZ MERGER SUB, INC.

By:	/s/ Elon S. Boms
Name:	Elon S. Boms
Title:	Chief Executive Officer

PEAR THERAPEUTICS, INC.

By:	/s/ Corey McCann, M.D., Ph.D.
Name:	Corey McCann, M.D., Ph.D.
Title:	President & Chief Executive Officer

[Signature Page to Business Combination Agreement]